Exhibit d.5

Execution Copy January 23, 2018

Medley Capital Corporation

Deed of Trust

For Notes Offered to the Public

Prepared and executed on the 23 day of January 2018

Between Medley Capital Corporation and Mishmeret Trust Company Ltd.

Table of Contents

Section	Subject	Page
Deed of Trust
1	Preamble, Interpretation and Definitions	2
2	Issuance of the Notes	7
3	Appointment and Duties of the Trustee	13
4	Powers of the Trustee	13
5	Repurchase of Notes	14
6	Covenants of the Company	16
7	Interest Rate Adjustments	21
8	Security and Seniority of the Notes	25
9	Early Redemption	25
10	Acceleration	29
11	Claims and Proceedings by the Trustee	34
12	Trust over Receipts	35
13	Power to Withhold Distribution of Funds	36
14	Failure to Make Payment for Reason Beyond the Company’s Control	36
15	Receipts as Proof	38
16	Obligations of the Company Toward the Trustee	38
17	Trustee as Representative	40
18	Other Agreements between the Trustee and the Company	40
19	Reporting by the Trustee	40
20	Trustee’s Remuneration	41
21	Special Powers of the Trustee	42
22	Trustee’s Authority to Engage Agents	43
23	Indemnification of the Trustee	43
24	Notices	46
25	Waiver and Compromise	47
26	Register of Noteholders	48
27	Replacement of the Trustee	48
28	Reporting to the Trustee and to the Noteholders	49
29	Meetings of Noteholders	49
30	Governing Law	50
31	Binding Version	50
32	Addresses	50
Schedule I – Form of Note Certificate		52
Terms And Conditions Overleaf		53
Schedule II – General Meetings of Noteholders		57
Schedule III – Emergency Committee of Noteholders		64

DEED OF TRUST

Made and entered into on January 23, 2018

Between:	Medley Capital Corporation

File Number 4815200

280 Park Avenue, 6th Floor East,

New York, NY 10017

USA

Telephone: +1.212.759.0777

Fax: +1.212.759.0091

(the “Company”)

The Company’s address in Israel for purposes of service of process:

98 Yigal Alon Street, Tel Aviv 6789141

c/o Goldfarb Seligman & Co. Law Offices

Telephone: 03-6089999

Facsimile: 03-6089909

on one side;

And:	Mishmeret Trust Company, Ltd.

46-48 Menachem Begin Road, Tel Aviv

ISRAEL

Tel: 03-6374352

Fax: 03-6374344

(hereinafter: the “Trustee”)

on the other;

WHEREAS:	The Company is incorporated under the laws of the State of Delaware, USA, shares of its common stock, par value $0.001 per share, and certain other securities are listed on the New York Stock Exchange (“NYSE”) and, subject to the closing of the Offering, the Company’s common stock as well as its Notes (Series A) will be listed on the Tel Aviv Stock Exchange Ltd.; and

WHEREAS:	The Company’s board of directors resolved on January 18, 2018 to approve an offering to the public in Israel of notes (‘Igrot Hov’) (the “Offering” and the “Notes”, as applicable) under the terms and conditions set forth in this Deed of Trust, and no additional act or resolution is required by the Company for the Offering and for its undertaking of the obligations set forth in this Deed of Trust; and

WHEREAS:	The Company represents that it has obtained all approvals required under applicable law and/or contract for issuing the Notes, and there is no impediment by law (Israel and foreign law) and/or contract to effectuating the Offering; and

WHEREAS:	In the context of the Offering, the Company intends to issue the Notes in the manner and in accordance with the provisions set forth in this Deed of Trust; and

WHEREAS:	On January 1, 2018, S&P Global Ratings Maalot Ltd. (“Maalot”) issued with respect to the Notes a rating of ilA+ (such rating, or any corresponding rating issued by a successor Rating Agency, the “Base Credit Rating”) for a Note issuance by the Company in an amount of up to NIS 280 Million and also issued the Company a rating of ilA+/negative and on January 23, 2018, pursuant to the publication made by Maalot on January 1, 2018, Maalot announced that the Base Credit Rating is valid for a Note issuance of up to NIS 450 million; and

WHEREAS:	The Trustee is a company limited by shares and is incorporated in Israel under the Companies Law, 5759-1999 (the “Companies Law”), whose main purpose is to engage in trusteeships; and

WHEREAS:	The Trustee represents that there is no impediment under the Securities Law (as defined below) and/or any other law for its appointment as the trustee for the Notes, nor to its entering into this Deed of Trust with the Company, and that it complies with the requirements and the conditions of qualification, if any, to serve as trustee for the holders of the Notes; and

WHEREAS:	The Company has requested the Trustee to serve as trustee for the Noteholders, and the Trustee has agreed to serve under Chapter E’ of the Securities Law, all subject to and in accordance with the terms of this Deed of Trust; and

WHEREAS:	The Trustee has no interest in the Company, and the Company has no interest in the Trustee; and

Now, therefore, it is agreed, declared and stipulated by the parties as follows:

1.	Preamble, Interpretation and Definitions

1.1	The preamble to this Deed of Trust and the schedules attached hereto constitute a material and integral part hereof.

1.2	The division of this Deed of Trust into Sections and the provision of headings for such Sections are for the sake of convenience and reference only, and shall not be used for purposes of interpretation.

1.3	All references in this Deed of Trust in the plural shall also include the singular and vice versa, anything appearing in the masculine gender shall also include the feminine and vice versa, and any use of the word “person” shall also include a corporate body, all to the extent this Deed of Trust contains no express and/or implied provision to the contrary and/or to the extent the content or context does not dictate otherwise.

1.4	In this Deed of Trust, its schedules and the Notes, the following capitalized terms will have the meanings prescribed opposite them, unless stated specifically otherwise:

“Affiliate” –	A company in which another person (which is not its parent company) holds 25% or more of its Voting Stock or in which it may appoint 25% or more of its directors;
“Base Rate” –	The Representative Rate that will be known on the morning of the public tender as set on the day before the day of the public tender, and if no Representative Rate was set on that day, then the Representative Rate known on the day before the day of publication of the supplementary notice. The Base Rate shall be set forth in the supplementary notice;

“Note Certificate” –	A certificate in the form set forth in Schedule I to this Deed;

“Noteholder” or “Holder” –	As the term “holder” or “holder of obligation certificates” is defined in the Securities Law;

“Noteholders’ Meeting” –	A general meeting of the Noteholders convened in accordance with the terms of this Deed of Trust;

“Notes” –	The notes (‘Igrot hov’) issued by the Company pursuant to this Deed, the terms of which are set forth in the Note Certificate;

“Business Day” –	Any day on which the Stock Exchange Clearing House and most of the banks in Israel are open for carrying out transactions;

“Change of Control” –	If MCC Advisors LLC ceases to provide investment management and/or advisory services to the Company;

“Clearing House” –	The Tel Aviv Stock Exchange Clearing House Ltd.;

“Codex of Regulation” –

The Codex of Regulation – Title 5 – principles for conducting businesses, Part 2 – equity, measurement and risk management, Chapter 4 – managing investment assets, as published by the Capital Market, Insurance and Savings Authority of the Ministry of Finance, as updated from time to time;

“CFO Certificate” –	A confirmation (certificate) executed by the principal financial officer of the Company with respect to the Company’s compliance with specific provisions of this Deed of Trust, which in any event in which it is required under this Deed of Trust, will be in form satisfactory to the Trustee;

“Consumer Price Index” –	The price index known in Israel as the “madad hamechirim la-tzrchan”, which includes vegetables and fruit and is published by the Israeli Central Bureau of Statistics, and any similar index published by any successor institute or body, whether or not such index will be based on the same data on which the existing index is based as of the date of this Deed, provided that if such similar index shall be published by a successor institute or body which has not determined the ratio between the existing index as of the date of this Deed and the similar index, such ratio shall be determined by the Israeli Central Bureau of Statistics, and in the event that such ratio shall not have been determined, then the ratio shall be determined by the Trustee following its consultation with an economic expert chosen by the Trustee for such purpose;

“Date of Issuance” –	The Business Day on which proceeds derived from the issuance are deposited in the account of the arranger of the Offering and the Note Certificates are issued in accordance with this Deed of Trust;

“Deed” or the “Deed of Trust” –	This Deed of Trust including the schedules attached hereto, which form an integral part thereof;

“Dollar” –	United States dollar;

“Financial Statements” –	The Company’s consolidated statements of assets and liabilities, consolidated statements of operations, consolidated statements of changes in net assets, consolidated statements of cash flows and consolidated schedules of investments for a given fiscal period filed with the U.S. Securities and Exchange Commission and prepared in accordance with U.S. GAAP and to the extent required according to any other accounting standard to which the Company may be subject, as it may be in effect from time to time (including additional statements), with a copy or a reference to such filing published on the TASE messaging system (‘MAYA’);

“Group” –	The Company together with any other entity required to be consolidated by the Company in its Financial Statements in accordance with U.S. GAAP and to the extent required according to any other accounting standard to which the Company may be subject, as it may be in effect from time to time;

“Listing” or “Listed” –	Listing or listed for trade on the Stock Exchange;

“Material Adverse Effect” –	A material adverse effect on the business or financial condition of the Group compared to the Date of Issuance, that impacts the Company’s ability to pay interest and/or Principal as set out in this Deed;

“NIS” –	New Israeli Shekel;

“Nominee Company” –	The Tel Aviv Stock Exchange Nominee Company Ltd. or any other substitute nominee company, provided that all of the securities that the Company is required to register with a nominee company in Israel will be registered in its name;

“Ordinary Resolution” –	A resolution adopted at a Noteholders’ Meeting, in which there were present (in person or through their representatives), at least two Noteholders that have at least twenty-five percent (25%) of the outstanding balance of the par value of the Notes or at an adjourned meeting in which there were present any number of holders (in person or through their representatives), by a simple majority;

“Payment Rate” –	In respect of any payment of Principal or interest under this Deed of Trust (including, without limitation, upon early redemption or acceleration of Notes), the Representative Rate published on the third Business Day before the applicable payment date, or if the Representative Rate was not published on such date, on the first subsequent Business Day;

“Principal” –	The aggregate outstanding balance of the principal amount of the Notes in circulation;

“Prospectus” –	The Company’s Shelf Prospectus and Supplementary Prospectus, dated January 22, 2018, under which the Company offered the Notes to the public in Israel;

“Public Tender” –	The public tender to be held in connection with the initial public offering of the Notes;

“Publication” or “to Publish” –	Publication on the U.S. Securities and Exchange Commission’s EDGAR website, publication on the Israel Security Authority’s MAGNA website or the Stock Exchange’s MAYA website, or if the Company is no longer a Reporting Company – also reporting to the Trustee in accordance with sub-Section 28.4 hereunder;

“Rating Agency” –	An Israeli company engaged in credit ratings that is registered under the Regulation of Activities of Credit Rating Companies Law, 5774-2014;

“Register” –	The register of Noteholders as referred to in Section 26 of this Deed;

“Reporting Company” –	As defined in the Securities Law (‘ta’agid medave’ach’) or any company listed for trading on the TASE or on a stock exchange outside of Israel set forth in the Second Schedule or in the Third Schedule of the Securities Law;

“Representative Rate” –	The representative exchange rate of the Dollar to the NIS as published by the Bank of Israel, or any other official exchange rate of the Dollar to the NIS that may replace it, if applicable, provided that during any period in which the Bank of Israel does not publish exchange rates of the Dollar to the NIS, the Representative Rate shall be the exchange rate of the Dollar to the NIS determined by the Minister of Finance together with the Governor of the Bank of Israel for purposes of Dollar-linked government notes;

“Securities Law” –	The Securities Law, 5728-1968, and the regulations enacted thereunder, as in effect on the date of this Deed;

“Special Resolution” –	A resolution adopted at a Noteholders’ Meeting, in which there were present (in person or through their representatives), at least two Noteholders that have at least twenty-five percent (25%) of the outstanding balance of the par value of the Notes or at an adjourned meeting in which there were present any number of holders (in person or through their representatives), by a 2/3 (two thirds) majority of Noteholders participating in the vote, excluding abstentions;

“Stock Exchange” or “TASE”–	The Tel Aviv Stock Exchange Ltd.;

“Trading Day” –	Any day on which trading takes place on the Stock Exchange;

“Trustee” –	Mishmeret Trust Company Ltd. or any other person which will act from time to time as trustee for the Noteholders under this Deed pursuant to Chapter E’ of the Securities Law;
“U.S. GAAP” –	United States Generally Accepted Accounting Principles

“Voting Stock” –	The capital stock of any corporation or other legal entity as of any date that has a right to vote on the election of directors and in general meetings.

Other terms not defined above shall have the meaning prescribed in the Securities Law, unless it is written otherwise.

1.5	An Italics phrase appearing inside brackets and bordered by apostrophes is the Hebrew term of the phrase which it follows. In case that the English and the Hebrew phrases do not have the exact same meaning, for matters of interpretation of this Deed of Trust, the Hebrew meaning ascribed to such term shall prevail.

1.6	In any case of conflict between this Deed of Trust and its schedules, the provisions of this Deed of Trust shall govern. The Company hereby confirms and clarifies, that as of the date of this Deed, no conflict exists between this Deed of Trust and the documents ancilllary thereto and the provisions described in the Prospectus relating to this Deed and/or the Notes.

1.7	So long as the Notes are Listed, this Deed of Trust, including its schedules, shall be subject to the applicable provisions of the bylaws and guidelines of the Stock Exchange, as in effect from time to time, and anywhere the rules of the Stock Exchange apply or shall apply to any action under this Deed of Trust, the rules of the Stock Exchange shall govern.

1.8	Subject to applicable law, the restrictions applying to the Company vis-a-vis the Noteholders and the Trustee shall be limited to those restrictions set forth in this Deed of Trust or in the Note Certificate. The Company shall be entitled to carry out any act unless such act is explicitly prohibited under this Deed of Trust or the Note Certificate or under applicable law.

1.9	Wherever the phrase “including” is used, it shall be construed as an example that does not reduce or limit the generality of that certain term.

1.10	Wherever “subject to the provisions of applicable law” or a similar term is used, such as, but not limited to “according to applicable law”, it shall be construed as subject to the provisions of mandatory law.

2.	Issuance of the Notes

2.1	The Company shall effect an initial issuance of the Notes, which shall be registered by name, in a total amount that will not be more than the amount that will be set forth in the supplementary notice it will publish pursuant to the Prospectus.

2.2	The Principal of the Notes shall be repaid in four (4) equal annual installments, each at the rate of twenty five percent (25%) of the original principal of the Notes, which shall be payable on February 27 of each of the years 2021-2024 (inclusive).

2.3	Principal on the Notes shall bear fixed annual interest at a rate to be determined in the public tender in response to the Offering (such rate, the “Base Interest” or the “Annual Interest”), subject to adjustments as set forth in Section 7 hereunder. Such interest shall be payable semi-annually in arrears, on August 27, 2018, on February 27 and August 27 of each of the years 2019 through 2023 (inclusive) and on February 27, 2024 (each, an “Interest Payment Date”), for the six (6) month period commencing on the previous Interest Payment Date and ending on the day immediately preceding the applicable Interest Payment Date (the “Interest Period”), except for the initial Interest Payment Date, which shall be August 27, 2018, for the period commencing on the first trading date after the date of closing of the subscriptions list and ending on the day immediately preceding such initial Interest Payment Date (the “Initial Interest Period”) and which shall be calculated on the basis of a 365-day year and the actual number of days in such period. The final interest payment shall be paid on February 27, 2024, together with final payment of the Principal and against the surrender of the Note Certificates to the Company and/or any third party as instructed by the Company.

The Company shall Publish the Annual Interest rate, the semi-annual interest rate (which shall apply to each full interest period in which the interest rate does not change and shall be calculated based on the Annual Interest rate divided by two (2)), and the interest amount that shall be payable for the Initial Interest Period, within two (2) Business Days of the Date of the Public Tender.

2.4	Record date – Payments on account of the Principal and/or any interest thereon shall be paid to the relevant Noteholder on the following dates:

2.4.1.	Payments due on February 27– shall be paid to persons holding Notes at the end of the Trading Day on February 15.

2.4.2.	Payments due on August 27 (excluding the last payment of Principal and interest) – shall be paid to persons holding Notes at the end of the Trading Day on August 15.

2.4.3.	The final payment of Principal and interest shall be made against the surrender of the Note Certificates to the Company, on the date of payment, at a location in Israel as the Company shall instruct the Trustee, no later than five (5) Business Days prior to the last date of payment.

In the event a certain date of payment on account of Principal and/or interest is not a Business Day, the date of such payment shall be postponed to the following Business Day and no interest or other payment shall be due on account of such delay, and the “record date” for determining the eligibility for redemption or interest shall not be changed as a result of such postponement.

2.5	Currency of repayment and linkage – Other than payments for the fees and expenses set out in this Deed (including those of the Trustee), all payments required to be made by the Company under this Deed, including but not limited to, repayment of the Principal (whether scheduled, accelerated or upon an early redemption) and interest payments on the outstanding balance of the Principal, shall be made to the Noteholders in NIS, collectively linked to the Payment Rate, as follows: (i) if the Payment Rate is higher than the Base Rate, then such payment in NIS shall be increased proportionally to the rate of increase of the Payment Rate compared with the Base Rate; (ii) if the Payment Rate is lower than the Base Rate, then such payment in NIS shall be reduced proportionately to the rate of decline of the Payment Rate compared with the Base Rate; and (iii) if the Payment Rate is equal to the Base Rate, then such payment shall be made in the amount of NIS as originally scheduled. Unless explicitly stipulated, payments will not be linked to the Consumer Price Index.

2.6	Offering – The Notes are being offered initially in the framework of a public offering in Israel only.

2.7	Default interest – See Section 3.8 of the Terms and Conditions Overleaf.

2.8	Stock Exchange Listing - The Company shall List the Notes for trade on the Stock Exchange.

2.9	Expansion of the series and issue of additional securities:

Expansion of the series

2.9.1.	The Company shall be entitled, from time to time, at its sole discretion, without being required to obtain approval from the Trustee or the Noteholders, to expand the series of Notes and issue additional Notes (whether by means of a public offering, private placement or otherwise), the terms and conditions of which will be the same as the terms and conditions of this series of Notes issued for the first time, at any price and in any manner as the Company deems fit, including at such discount or premium (including no discount or no premium) that differ from those applicable to other issuances of the Notes, provided the following conditions are met: (1) the expansion of the series of the Notes will not lead to the downgrading of the rating of the Notes, as in effect immediately prior to the expansion date, and prior written confirmation thereof is obtained from the Rating Agency, prior to the institutional tender for qualified investors being held, to the extent held, including by way of issuance of a rating approval for the Notes to be issued in the framework of the expansion (in the event more than one Rating Agency is rating the Notes, the higher rating shall apply); (2) a CFO Certificate will be delivered by the Company prior to the expansion date, and no later than two Trading Days prior to the date on which the institutional tender for qualified investors will be held, to the extent held, stating that (a) the Company is in compliance with all of the Financial Covenants (as defined below) immediately prior to the expansion and will be in compliance with all of the Financial Covenants on a pro forma basis after giving effect to the expansion of the series, all this without taking into account the cure and grace periods specified in Section 10.1 below. The CFO Certificate will include a calculation of the Financial Covenants prior to the expansion and on pro-forma basis as aforesaid; (b) immediately prior to the expansion, there are no grounds for accelerating the repayment of the Notes, nor will they be as a result of the expansion of the series of the Notes and that there is no reasonable concern as to the existence of any of the grounds for acceleration specified in Section 10.1 below; (c) the expansion will not affect the Company’s ability to repay its debt as they become due; and (d) the Company meets its material obligations to the Noteholders; and (3) immediately prior to the expansion, there are no grounds for accelerating the repayment of the Notes, nor will they be as a result of the expansion.

2.9.2.	The expansion shall be subject to the approval of the Stock Exchange for Listing the additional Notes.

2.9.3.	The Trustee shall serve, subject to the provisions of this Deed of Trust, as Trustee for the Notes in circulation from time to time, including those issued in an expansion, and the Trustee’s consent for serving as such for the expanded series shall not be required. Notes in circulation and any additional Notes that shall be issued in accordance with this Section 2.9 shall constitute (from their date of issuance) a single series for all intents and purposes, and this Deed of Trust for the Notes shall apply also to all additional Notes of the same series. The Notes issued in the expansion shall not confer any right to payment of Principal or interest if the record date for their payment lapsed prior to the date of issuance of the additional Notes. In the event of the issuance of additional Notes, the Trustee shall be entitled to demand an increase in the fees payable to it, in proportion to the increase in the amount of issued Notes (compared to the original issuance), and the Company hereby grants its consent to the increase in the Trustee’s fees as set forth above.

2.9.4.	In the event the discount rate applicable for the Notes issued in the expansion is different than the discount rate (if any) of the existing Notes in circulation at such time, the Company shall submit a request to the Israeli Tax Authority, if necessary, prior to expanding the series of Notes, to obtain its approval for the application of a uniform discount rate on withholding tax at source on the discount amount according to a formula weighting the different discount rates (if any). Should such approval be obtained, the Company shall calculate, upon expansion of the series, the weighted discount rate for all of the Notes, and the Company shall Publish in an immediate report together with the results of the offering prior to the Listing of the additional Notes, the uniform weighted discount rate and shall withhold tax at the payment dates of such Notes, according to such rate and the provisions of applicable law. In the event the Company shall fail to obtain such approval, the Company shall Publish, prior to the Listing of the additional Notes, the uniform discount rate, which shall be the highest discount rate created for the Notes. In any event, all the provisions of applicable law pertaining to taxation of the discount rate shall apply.

2.9.5.	The applicable Stock Exchange members shall withhold tax at source, for purposes of Israeli tax law, upon payment of the Notes, according to the discount rate notified as set forth above. In addition, the Company shall withhold tax at source, in accordance with any other tax laws that may apply at the time. Accordingly, there may be instances in which tax shall be withheld at source for the discount at a rate that is higher than the discount fees determined for the Notes prior to the expansion of the series. In such event, a Noteholder that held Notes prior to an expansion of the series shall be entitled to submit a request to the Israel Tax Authority for the obtainment of a refund for tax withheld from the discount payment, in accordance with applicable law.

2.9.6.	The Company shall notify the Trustee immediately after the adoption of a resolution by the Company’s board of directors to expand the series of Notes and shall deliver to the Trustee immediately thereafter (on the aforesaid dates): (i) a CFO Certificate confirming the Company’s compliance with the provisions of sub-Sections 2.9.1(1), (2) and (3) above and providing documentation thereof, all to the satisfaction of the Trustee; and (ii) the written approval of the Rating Agency as set forth in sub-Section 2.9.1(1). Publication of the Rating Agency’s aforementioned approval or a rating report which affirms that the rating of the Notes shall not be prejudiced due to the expansion (including by way of a rating approval of the Notes to be issued in the framework of the expansion) shall satisfy the requirement of delivery of the approval of the Rating Agency to the Trustee as set forth in this sub-Section 2.9.6. For the removal of doubt, it is clarified that in the event of an expansion of the series that is performed for the purpose of using an At The Market (ATM) mechanism, the Company will deliver the abovementioned approval at the time of the expansion, i.e. at the date of the issuance of the additional Notes to the Company and/or a subsidiary thereof, as applicable (the creation of the cartridge), and not at the date of publication of the offering report regarding the additional Notes nor at the time of execution of actual ATM sales on the market.

2.9.7.	For the avoidance of doubt, the obligations of the Company set forth in Sub-Sections 2.9.1-2.9.6 shall apply only with respect to additional issuances of Notes by way of expanding the series of Notes issued hereunder, and such obligations shall not apply with respect to issuances of notes by way of expansion of other series in circulation at such time, or with respect to new series of notes, or any other debt incurred by the Company, whether these other or new series, or other debt as aforesaid, are rated or not, without regard to the dates of issuance or incurrence of such debt or the proximity of such dates to the date of the expansion of the series or the date of change in rating.

Issuance of additional securities

2.9.8.	Notwithstanding the foregoing and subject to the provisions of applicable law, the Company reserves the right to issue, at any time and from time to time (by means of a private placement or prospectus or shelf offering report or in any other way), additional series of notes or other securities of any kind or type, without being required to obtain the approval of the Trustee and/or the Noteholders existing at such time, and on such terms and conditions as it deems fit, including with respect to conditions of payment, interest and security, all without derogating from the payment obligations imposed on the Company pursuant to this Deed, provided only that any new note issued without any security (collateral) thereon shall not have any preference in regard to priority in repayment over the Notes at the time of a liquidation.

Notwithstanding the aforesaid, and insofar as the Company issues in Israel additional notes as stated in this Section 2.9.8 above (hereinafter in this Section 2.9.8 only: the “Additional Issuance in Israel”), the issuance will be subject to all the following conditions: (a) the Additional Issuance in Israel shall not negatively affect the credit rating of the Notes (Series A) that were initially issued under this Deed, as the rating will be at such time (i.e., the rating prior to the Additional Issuance in Israel). For the purpose of this Section, it is clarified that as long as the Notes are rated by more than one Rating Agency, the examination of the rating for the purposes of this Section at any time shall be according to the higher rating; (b) on the date of the Additional Issuance in Israel, the Company will be in compliance with the financial covenants set forth in Section 6.1 of this Deed, without taking into account the cure and grace periods set forth in Section 10 below; (c) the Company is not in breach of any of its material obligations to the Series A Noteholders and there is no grounds for acceleration set forth in Section 10 below; and (d) the Company will declare that the Additional Issuance in Israel would not impair the Company’s ability to repay the Notes (Series A); and (e) on the date of the Additional Issuance in Israel, in accordance with its most recent Financial Statements published prior to the date of the Additional Issuance in Israel, and after retroactively taking into account the execution of the Additional Issuance in Israel, the Company will be in compliance with the Financial Covenants set forth in Section 6.1 of this Deed.

Prior to the issuance of an additional series of notes in Israel, the Company will provide the following confirmations and notices:

(a)	The Company shall provide the Trustee with a CFO Certificate regarding the satisfaction of all the conditions stated in Section 2.9.8 above no later than 4 days prior to effecting the Additional Issuance in Israel, and a confirmation that the Additional Issuance in Israel does not have priority over the terms of the Notes (Series A) in liquidation, as set forth above in Section 2.9.8.

(b)	The Company shall Publish a confirmation from all the Rating Agencies that rate the Company and the Notes at that time that such Additional Issuance in Israel will not affect the rating of the Notes (Series A) that were first issued under this Deed, as will be the rating at that time (including by way of ratification of the rating of the Notes (Series A)).

Without derogating from the aforesaid, the aforesaid rights of the Company do not derogate from the Trustee’s right to examine the implications of such Additional Issuance in Israel, and does not derogate from the rights of the Trustee and / or the Noteholders under this Deed, including their right to accelerate the Notes as set forth in Section 10 below.

Subject to the provisions of any law, the Company shall notify the Trustee of such Additional Issuance in Israel a reasonable time prior to effecting such issuance and shall deliver to it any report that it shall Publish in connection with this matter under any law.

2.9.9.	Nothing in the foregoing shall derogate from any of the rights of the Trustee and the Noteholders under this Deed of Trust, including from their right to immediate repayment of the Notes in accordance with the provisions of this Deed of Trust.

2.10	The provisions of this Deed of Trust shall apply to the Notes issued pursuant to this Deed and which shall be held from time to time by any purchaser of the Notes, unless otherwise provided herein. Each Note, whether issued on the Date of Issuance or as a result of an expansion of the Notes series, will have equal rights compared to any other Note in the series (Pari-Passu) without a priority to any Note. Notwithstanding the above, clause 52N1 to Securities Law will apply.

2.11	This Deed of Trust shall become effective on the first date the Notes are issued by the Company and shall apply as of the Date of Issuance. It is agreed that in the event the Offering is cancelled for any reason, this Deed of Trust shall be void ab initio.

3.	Appointment and Duties of the Trustee

3.1	The Company hereby appoints the Trustee as trustee solely for the Noteholders.

3.2	The Trustee shall also serve as Trustee for a Person which was a Note Holder on a certain Record Date and in connection of due payment with such Record Date that was not paid.

3.3	As of the effective date of this Deed of Trust as set forth in Section 2.11 of this Deed, the duties of the Trustee shall be in accordance with applicable law and the provisions of the Deed.

3.4	In the event the Trustee is replaced with another Trustee, such other Trustee shall act as trustee for the Noteholders, including for those persons entitled to payments by virtue of the Notes that were not paid when due.

3.5	The Trustee is not required to act in any manner not explicitly set forth in this Deed of Trust in order to obtain any information, including information regarding the Company or its business or its ability to meet its obligations to the Noteholders and such action is not included among its duties.

4.	Powers of the Trustee

4.1	The Trustee shall use the powers, permissions and authorities conferred upon it pursuant to the law and this Deed of Trust, at its sole discretion, or in accordance with a resolution of a Noteholders’ Meeting and all subject to the provisions of applicable law which cannot be conditioned. The Trustee shall not be liable for any damage that may be caused as a result of an error in such discretion, unless the Trustee acted in bad faith or with gross negligence (unless exempt by law), willful misconduct or malicious intent.

4.2	The Trustee shall be entitled to deposit any deeds and other documents which evidence, represent and/or stipulate its rights in connection with the trusteeship subject of this Deed of Trust, including with respect to any asset that is in its possession at such time, in a safe deposit box and/or at another place it may select, including at any bank, with an attorney and/or with an accountant. The Trustee shall not be liable for any loss that may be incurred in connection with a deposit made in accordance with this Section 4.2, unless the Trustee acted in bad faith or with gross negligence (unless exempt by law), willful misconduct or malicious intent.

4.3	The Trustee is entitled to grant its consent and/or approval to any motion filed with a court brought on behalf of any Noteholder, and the Company shall compensate the Trustee for all reasonable expenses incurred due to such motion and any actions taken as a result therefrom or in connection therewith, unless the Trustee acted in bad faith or with gross negligence (unless exempt by law), willful misconduct or malicious intent.

4.4	The Trustee shall represent the Noteholders with respect to any matter deriving from the Company’s obligations towards them, and for such purpose it shall be entitled to act for the exercise of the rights conferred to the Holders by law or in accordance with this Deed of Trust.

4.5	The Trustee may initiate any proceeding to protect the rights of the Holders in accordance with applicable law and the provisions set forth in this Deed of Trust.

4.6	The Trustee shall be entitled to appoint agents as set forth in Section 22 of this Deed.

4.7	Actions of the Trustee shall be valid even if a defect is discovered in its appointment or qualifications.

4.8	The Trustee’s execution of this Deed of Trust does not constitute an opinion on its part with respect to the quality of the Notes or with respect to the advisability of investing therein.

4.9	The Trustee shall not be obliged to notify any party with respect to the execution of this Deed of Trust. The Trustee shall not interfere and shall not be entitled to interfere in any way in the conduct and management of the Company’s business or its affairs, and no action or inaction on the part of the Company requires its approval, and these matters are not included among its duties. Nothing in this section shall limit the Trustee with respect to any action it is required to carry out in accordance with the provisions of this Deed or applicable law.

4.10	In the framework of its trusteeship, the Trustee may rely on any written document including letter of instructions, notice, request, consent or approval, appearing to be executed or prepared by any person or entity, which the Trustee believes in good faith that it had been executed or prepared by them unless the Trustee acted in bad faith or with gross negligence (unless exempt by law) or malicious intent.

4.11	It is clarified that termination of the Trustee’s term of office shall not derogate from the rights, claims or demands of the Company and/or the Noteholders towards the Trustee if any, in so far as their grounds precede the termination date of the Trustee’s term of office, and the Trustee shall not be released from any liability in accordance with applicable law. In addition, the termination of the Trustee’s term of office shall not derogate from the rights, claims or demands of the Trustee towards the Company and/or the Noteholders, if any, in so far as their grounds precede the termination date of the Trustee’s term of office, and the Company and/or Noteholders shall not be released from any liability in accordance with applicable law.

5.	Repurchase of Notes

5.1	The Company reserves, subject to any law, the right to purchase all or a portion of the Notes at any time and from time to time, without derogating from the repayment obligation of the Notes in circulation. In the event of such purchase, the Company shall inform the Trustee in writing.

In the event of such purchase by the Company as aforesaid, such purchased Notes shall automatically expire and be cancelled and delisted from trade, and the Company shall not be entitled to reissue them.

In the event that the Notes are purchased by the Company in the framework of trading on the Stock Exchange, the Company will apply to the Clearing House to withdraw the certificates so purchased, and all unless otherwise determined by the provisions of the law as it may be at such time. If and in accordance with the provisions of the law at such time, the Notes are not cancelled nor delisted from trade on the Stock Exchange, the Company will be entitled to sell all or a portion of the purchased Notes, at its sole discretion, in accordance with the provisions of the law as it will be at such time, without receiving the authorization of the Trustee and/or the Noteholders.

The foregoing shall not derogate from the Company’s right to repay the Notes in an early redemption as set forth in Section 9 below.

Any subsidiary of the Company and/or a corporation under its control and/or associated company (i.e., as defined in the Securities Regulations (Periodic and Immediate Reports), 5730-1970) and/or Affiliated company of the Company and/or a controlling stockholder of the Company (directly and/or indirectly) and/or any family member thereof (‘Ben Mishpaha’) (namely, spouse and sibling, parent, parent’s parent, descendant or descendant of the spouse, or spouse of any of the above), and/or any company under the control of any of the aforementioned (directly or indirectly) other than the Company itself (to which the provisions of this Section 5.1 above shall apply) (each, an “Affiliated Holder”), may purchase and/or sell at any time and from time to time on or off the Stock Exchange, including by means of an issuance by the Company, Notes that will be issued pursuant to the Deed of Trust. In the event of a purchase or sale as set forth above by a subsidiary of the Company and/or any company under its control, or in the event the Company becomes aware of a purchase or sale by any other Affiliated Holder, the Company shall notify the Trustee in writing with respect thereto no later than one Trading Day from the day it became aware of such purchase. Such Notes that will be held as aforesaid by an Affiliated Holder shall be deemed to be an asset of the applicable Affiliated Holder and, if they are Listed, shall not be delisted from trade on the Stock Exchange and shall be transferable as the other Notes. Notes that are owned by an Affiliated Holder shall not confer on the Affiliated Holder voting rights at any Noteholders’ Meeting and shall not be taken into account for purposes of determining whether a legal quorum is present as required for convening such a meeting. Holders’ meetings shall be held in accordance with the provisions of Schedule II to the Deed of Trust. An Affiliated Holder shall report to the Company, to the extent that it is required by law to do so, on the purchase of Notes by it and the Company shall provide to the Trustee, upon its demand, the list of Affiliated Holders and the quantities held by them on the date requested by the Trustee and this according to the said reports received as aforesaid from Affiliated Holders. For the purpose of this clause, an immediate report on the Magna filing system or the Maya website shall constitute a report to the Trustee for the purposes of this clause.

5.2	Nothing in this Section above shall in itself obligate the Company or any Affiliated Holder or the Noteholders to purchase and/or sell any Notes held by them.

6.	Covenants of the Company

The Company undertakes to the Noteholders to pay all Principal and interest thereon, including any default interest in accordance with Section 2.7 above and interest applicable in the event of a decrease in rating and/or default of a Financial Covenant (as defined below) (all as applicable and in accordance with the provisions of this Deed), payable to the Noteholders in accordance with the terms of the Notes and to fulfill any other conditions and obligations imposed on it in accordance with the Notes and this Deed of Trust1.

In addition, during the term of the Notes, the Company shall (unless the Noteholders by Special Resolution resolved on at a properly convened Extraordinary Meeting of the Noteholders have agreed otherwise) comply with the following covenants:

6.1	Financial Covenants:

6.1.1	The Total Net Assets of the Company (as set forth in the Financial Statements) shall not be less than 275 million US Dollars.

6.1.2	The ratio of the debt of the Company and its consolidated entities to their total assets shall not be more than 70%.

“Debt” shall mean – Interest-bearing debt from financial institutions, according to its terms (including if the actual interest rate is 0% or a negative interest rate).

The Company’s compliance with the covenants set forth in sub-Sections 6.1.1 and 6.1.2 (such covenants, the “Financial Covenants”) shall be measured on the Publication date of the consolidated Financial Statements for each fiscal quarter of the Company, commencing from the Publication date of the Company’s Financial Statements as of and for the three months ending December 31, 2017. Within ten (10) days of the Publication of any of the Company’s Financial Statements, the Company shall deliver a CFO Certificate to the Trustee with respect to the Company’s compliance with each of the Financial Covenants including the calculation of each Financial Covenant in an active Excel spreadsheet. The Trustee will present the CFO Certificate to any Noteholder upon written request.

The terms employed in connection with the Financial Covenants shall be calculated and determined in accordance with U.S. GAAP as in effect from time to time.

6.2	Should the ratio of the Company’s consolidated debt to total assets as aforesaid in Section 6.1.2 above exceed 65%, and as long as it so exceeds, the Company shall not make any additional loans.

[1]	It should be noted that the Company is not subject to restrictions on distribution of dividends, except for restrictions under the applicable law.

6.3	Investment Criteria

6.3.1	No more than 8% of the Group’s total assets together with total assets of any investment joint venture (measured at fair value) shall be invested in any single underlying portfolio company (i.e., a portfolio company required to be disclosed under Item 8.6(a) of Form N-2). It is clarified that the said limitation shall not apply to MCC Senior Loan Strategy JV I LLC and its consolidated subsidiaries and/or any other investment joint venture that may be formed from time to time by the Company or other loans to financing entities, i.e., entities which one or more of its main businesses include providing credit, including loans, provided, however, MCC Senior Loan Strategy JV I LLC and its consolidated subsidiaries and/or any other investment joint venture that may be formed from time to time by the Company shall not invest more than 8% of the Group’s total assets together with any investment joint venture assets (measured at fair value) in a single underlying portfolio company) (“Single Borrower Limitation”).

The Company’s compliance with the Single Borrower Limitation shall be measured, with respect to each investment, on the date on which the loan agreement relevant to the investment is executed and with respect to the total assets of the Company as appearing in the Company’s Financial Statements last Published prior to the date of measurement.

6.3.2	No more than 20% of the Company’s total assets (measured at fair value) shall be invested in any single industry (as determined based on the classification used by the Company for financial reporting purposes) (“Single Industry Limitation”).

The Company’s compliance with the Single Industry Limitation shall be measured, with respect to each investment, on the date on which the loan agreement relevant to the investment is executed, and with respect to the total assets of the Company as appearing in the Company’s Financial Statements last Published prior to the date of measurement. It is hereby clarified, that the Trustee cannot monitor this covenant independently and will rely fully on the CFO Certificate.

Each of the Single Borrower Limitation and the Single Industry Limitation shall be considered as a material obligation of the Company.

6.4	Negative pledge

The Company shall not create a floating charge (or something similar to it under the law that applies to the Company) on all its direct assets in favor of any third party to secure its obligations to such third party, unless it obtains the prior consent of the Noteholders by Special Resolution, or unless it grants, concurrently with granting such floating charge on all the direct assets of the Company as aforesaid in favor of a third party, a similar charge in favor of the Noteholders, and such charges shall be pari passu according to the ratio of the Company’s debts to each of the parties. If any such charge is being effectuated, it shall be made in coordination with the Trustee and in forms approved by the Trustee. Such limitation shall not apply to any blanket pledge which secures or will secure the Company’s obligations under any credit facility(ies), provided that the total indebtedness under the credit facility(ies) does not exceed 50% of the Company’s total assets according to its last consolidated Financial Statements. In addition, and notwithstanding the above, the Company shall be entitled to create a charge that is not placed on all of the Company’s assets, including for the purpose of (1) securing obligations against a loan or credit facility from a bank, financing institution or other entity primarily engaged in the business of commercial lending or other lender (including a financing facility used to fund the acquisition of a business or substantially all of the assets of a business and/or any refinancing of any credit facility), and/or (2) securing obligations under notes issued as part of one or more collateralized loan obligations into which the Company may sell or contribute a portion of its assets and cause such notes to be issued to institutional investors, provided such collateralized loan obligation is treated by the Company as balance sheet financing; all without being required to obtaining the consent of the Trustee and/or the Noteholders and without creating a charge in favor of the Noteholders.

For the avoidance of doubt, the foregoing shall not limit (1) the Company from creating fixed charges on all or any of its assets, (2) the Company from creating floating charges on one or more specific asset of the Company or (3) the ability of corporations controlled by the Company to create any type of charge (whether fixed or floating) on any (including all or most) of their assets, in each case without any limitation.

The Company undertakes to provide to the Trustee, at its request and at least once a year, at the expense of the Company, an approval signed by an attorney licensed in the United States (including the Company’s internal legal counsel), certifying that after performing a careful examination, no liens were recorded in respect of the Company in the Company’s registry or in public records in contravention of this Section.

For the avoidance of doubt, the Trustee is not responsible for examining the possibility and/or the need for registering negative pledges or any registration corresponding thereto in its nature and substance outside of Israel. The Company’s declarations in this regard will be adequate with respect to the registration of charges.

The Company hereby declares that the Company has a revolving credit line outstanding with a financial institution that is secured by a blanket lien on the Company’s assets, except for the Company’s rights in the Company’s wholly-owned subsidiary, Medley SBIC LP, a Delaware limited partnership. As of the date of the signing date of this Deed of Trust, the outstanding balance of the said credit line is 19 million Dollars.

The Company represents and warrants that as of the date of this Deed of Trust it has not created or registered floating charges covering all its direct assets in relation to which the aforementioned undertaking has been granted, except for as stated in this Deed of Trust.

6.5	Rating

The Company undertakes to take action, to the extent within its control, and so long as the Principal has not been fully repaid, to ensure the Notes shall be rated by a Rating Agency and, accordingly, the Company further undertakes, inter alia, to pay the Rating Agency the amounts, and to deliver to the Rating Agency the statements, required by it in the framework of the engagement between the Company and the Rating Agency. Among others, the Company’s failure to pay the Rating Agency, and its failure to deliver the statements required by the Rating Agency, in the framework of the engagement between the Company and the Rating Agency, shall be deemed reasons and circumstances within the Company’s control. For the avoidance of doubt, the placement of the Notes on a watch list or any other similar act performed by the Rating Agency shall not be deemed a termination of the rating.

The Company does not undertake not to replace the Rating Agency nor does it undertake not to terminate its engagement therewith during the term of the Notes. In the event the Company replaces the Rating Agency and/or terminates its engagement therewith, including in the event there is more than one Rating Agency that rates the Notes, the Company undertakes to notify the Trustee in writing regarding the circumstances of the replacement of the Rating Agency or the termination of its engagement therewith, as applicable, within no later than one (1) Business Day of the earlier of (i) the said replacement and (ii) the date of resolving to terminate the engagement with the Rating Agency. The Company shall further provide the Trustee with a comparison of the rating scales of the former Rating Agency and those of the new Rating Agency.

It is hereby clarified that the aforementioned provisions shall not derogate from the Company’s right to replace a Rating Agency at any time or terminate the engagement of a Rating Agency (in the event it is not the only Rating Agency) at its sole discretion and for any reason it deems fit and without the Trustee and/or the Noteholders having any claim in such respect (without derogating from section 10.1.12 below).

6.6	The Company undertakes to maintain liquid balances (including by way of available credit facilities) at the level of annual interest for the Noteholders. Such balance will not be pledged in favor of the Trustee or the Noteholders and will not be used to secure any obligation of the Company under this Deed of Trust. Nothing in the above shall prejudice the Noteholders’ rights as unsecured creditors of the Company under insolvency proceedings.

6.7	Appointment of a Representative of the Company in Israel

Until the date of the full, final and accurate settlement of the Notes under the terms of the Deed of Trust towards the Noteholders, the Company undertakes that it will have a representative on its behalf in Israel, to whom it will be possible to serve court documents to the Company and/or its officers in respect of all matters related to this Deed of Trust, in lieu of their service at the Company’s address abroad, as set forth in the preamble to this Deed.

As of the date of execution of the Deed, the Company’s representative in Israel is Goldfarb Seligman & Co. Law Office (the address of which is as specified in the preamble to this Deed) (the “Company’s Representative in Israel”). Service upon the Company’s Representative in Israel shall be considered valid and binding with respect to any claim and/or demand of the Trustee and/or the Holders of the Notes pursuant to this Deed of Trust. The Company may change the identity of a Company’s Representative in Israel from time to time, provided that upon its replacement, the Company shall file an immediate report specifying the details of the new Company’s Representative in Israel and deliver a written notice thereof to the Trustee immediately after the replacement of the said Representative. In the event of the appointment of a new representative, the immediate report and the notice to the Trustee shall include, in addition, the date on which the appointment of the new representative entered into effect. As long as the appointment of the new representative has not taken effect, the address of the replaced representative shall be the address for the said service.

6.8	Controlling Shareholder Transactions

The Company shall comply with the requirements of Section 57 of the Investment Company Act of 1940, as amended (“Investment Company Act”), which places prohibitions and restrictions business development companies, such as the Company, relating to (1) transactions between a business development company and its affiliates (including any investment advisers or sub-advisers), principal underwriters and affiliates of such affiliates or underwriters, including, for the avoidance of doubt, the Company’s investment advisers and holders of greater than 5% of the Company’s outstanding voting securities (each of those mentioned in this section above, as defined in the Investment Company Act); and (2) a requirement that a majority of the directors be persons other than “interested persons,” as that term is defined in the Investment Company Act.

6.9	Expenses Cushion

Without derogating from the provisions of Section 23 of the Deed of Trust, out of the net proceeds from the Offering (i.e., after deducting the offering expenses), the Company shall pay to the Trustee an amount equal to 300 thousand Dollars (according to the Representative Rate known on the first Trading Day after the date of the Public Tender) to be used for the payment of ongoing expenses and administrative expenses of the Trustee in the event that the Notes are called for immediate repayment and/or in the event the Company committed a material or fundamental breach of the provisions of the Deed of Trust (the “Prepaid Expenses”). It is clarified that the actual expenses will be borne by the Company whilst the Trustee will deposit the Prepaid Expenses in a bank account, in one of Israel’s five largest banks, opened by it in its name in trust for the Noteholders only and which will secure these payments. The Trustee shall be permitted to make use of the Prepaid Expenses for the purposes set forth above at its discretion. Should the Trustee use the Prepaid Expenses as set forth above, the Company shall pay the Trustee, within 14 Business Days from the date the Company received from the Trustee a written demand for such payment, additional amounts so that the Trustee will have in such account Prepaid Expenses of 300 thousand Dollars. The Prepaid Expenses shall be kept by the Trustee as set forth above until the date of full and final repayment of the Notes. After full and final repayment of the Notes, the balance, if any, of the Prepaid Expenses will be transferred (together with all proceeds accrued thereon), inasmuch as it has not been used, to the Company in accordance with details to be provided by the Company to the Trustee in writing and in advance.

In the event that the Prepaid Expenses are not sufficient to cover the expenses of the Trustee in connection with the immediate repayment of the Notes and/or the breach of the provisions of the Deed of Trust by the Company as stated above, the Trustee shall act in accordance with the provisions of Section 23 below.

For the removal of doubt it is hereby clarified, that the account in which the Prepaid Expenses are deposited, will be managed solely by the Trustee, which will have sole signatory rights therein. The Prepaid Expenses will be invested in accordance with Section 13 below. The Trustee will not be liable towards the Noteholders and/or the Company to any loss that will be incurred due to these investments.

The Trustee will provide the Company, upon its written request, information on the manner of investment of the Prepaid Expenses and the balance thereof. The Company shall bear all costs of opening said account, its management and its closing.

The Company’s undertakings pursuant to this Section 6.9 shall be deemed a material undertaking of the Company.

6.10	The Company will do its best efforts to maintain its status as a “business development company” under the Investment Company Act. Insofar as it loses its status as aforesaid, the Company shall publish an immediate report and shall notify the Trustee within 5 business days from the date it became aware of it.

7.	Interest Rate Adjustments

7.1	Mechanism for interest rate adjustment due to rating change

7.1.1	In the event the Base Credit Rating is downgraded by one “notch” (i.e., one rating decline) or more during any Interest Period (the “Downgraded Rating”), the interest rate on the outstanding balance of the Principal shall be increased by a rate of 0.25% per annum (in addition to the Base Interest) against the first downgraded notch from the Base Credit Rating, plus 0.25% against each additional downgraded notch, up to a maximum additional interest rate of one and a quarter percent (1.25%) per annum above the Base Interest, commencing on the date of the publication of the applicable Downgraded Rating by the applicable Rating Agency and until the earlier of (i) the full repayment of the Principal and (ii) the date on which the applicable Rating Agency subsequently upgrades the rating of the Notes to a rating that is higher than the Downgraded Rating (such rating, the “Upgraded Rating”).

7.1.2	It is hereby clarified that the maximum increase in Base Interest pursuant to this Section 7.1 shall not exceed one and a quarter percent (1.25%) per annum, regardless of any cumulative Downgraded Ratings and regardless of whether the credit rating is first downgraded and later ceases to be rated.

7.1.3	By no later than two (2) Business Day following the receipt of notice of the Rating Agency regarding the downgrading of the Notes’ rating to the Downgraded Rating, the Company shall Publish an immediate report as follows: (A) the fact that the rating was downgraded, the Downgraded Rating and the commencement date of the Downgraded Rating (the “Rating Downgrading Date”); (B) the interest rate that the Principal shall bear for the period commencing on the first day of the then-current Interest Period and until the Rating Downgrading Date (calculated on the basis of a 365-day year and the actual number of days in such period) (in this sub-Section 7.1.3 the “Original Interest”); (C) the interest rate the Principal shall bear commencing on the Rating Downgrading Date and until the following Interest Payment Date (assuming no other events affecting such interest rate shall occur and calculated on the basis of a 365-day year and the actual number of days in such period); (D) the weighted interest rate to be paid by the Company to the Noteholders on the next Interest Payment Date, deriving from the interest payments described in clauses (B) and (C) above; (E) the annual interest rate reflected from the weighted interest rate; and (F) the updated annual interest rate and the semi-annual interest rate for the period commencing on the next Interest Payment Date (i.e., the period commencing immediately following the period during which the Rating Downgrading Date occurred).

7.1.4	In the event the Rating Downgrading Date occurs within the four (4) days prior to the record date for a given interest payment and ending on the Interest Payment Date closest to such record date (in this sub-Section 7.1.4, the “Deferral Period”), the Company shall pay the Original Interest to the Noteholders on such Interest Payment Date, and the amount of interest deriving from the additional interest at a rate equal to the additional interest rate per annum for the Deferral Period (calculated on the basis of a 365-day year and the actual number of days in such period) shall be paid on the following Interest Payment Date. The Company shall Publish an immediate report which includes the amount of additional interest to be paid on such following Interest Payment Date.

7.1.5	It is hereby clarified, that in the event that after the downgrading of the rating in a manner affecting the Base Interest, the Rating Agency shall issue an Upgraded Rating, then the Interest rate shall be decreased by a rate of 0.25% per annum for each notch above the Downgraded Rating, up to a total maximum decrease in the interest rate of one and a quarter percent (1.25%) per annum (i.e., such that the increase in rating to the Base Credit Rating shall reinstate the Base Interest on the outstanding balance of the Principal, without any additional interest), and until the full discharge of the unpaid balance of the Principal or until a change in the rating of the Notes in accordance with and subject to the provisions of this Section 7.1.

7.1.6	In the event the Notes cease to be rated for reasons attributable to the Company (e.g., due to the Company’s failure to meet its obligations towards the Rating Agency, including its failure to comply with its payment and/or reporting obligations to the Rating Agency), commencing on the date of such rating cessation and until the earlier of: (1) the full repayment of the Principal; and (2) the date on which the Notes become rated again, additional interest shall be paid at the rate of 1% per annum above the Base Interest (calculated on the basis of a 365-day year and the actual number of days in such period), including in the event of a call for immediate repayment of the Notes by the Noteholders pursuant to Section 10.1. For the avoidance of doubt, it is hereby clarified that (1) in the event the Notes cease to be rated for reasons not attributable to the Company, the interest rate on the Notes shall not be changed and the provisions of this sub-Section 7.1.6 shall not apply, and (2) in the event the Notes were rated by more than one Rating Agency, the interest rate adjustment pursuant to this sub-Section 7.1.6 shall not apply for so long as the Notes are rated by at least one Rating Agency.

7.1.7	In the event the Notes cease to be rated by a Rating Agency, the Company shall Publish an immediate report as to the circumstances associated with such cessation.

7.1.8	In the event the Notes are rated by more than one Rating Agency, the lower rating shall be deemed to be the applicable rating for the Notes, as updated from time to time.

7.1.9	Any change in the rating outlook of the Notes and/or any downgrade in rating due to a change in the methodology or rating scales of the applicable Rating Agency shall not be deemed a change in the rating and shall not have any effect on (including by way of increase and/or decrease of) the interest rate applicable on the Principal.

7.2	Mechanism for adjusting interest rate as a result of non-compliance with Financial Covenants

7.2.1	In the event the Company does not have total net assets of at least US $285 million or it is not in compliance with the Financial Covenant set forth in Section 6.1.2 above (each such instance of non-compliance, a “Deviation”), the annual interest rate on the outstanding balance of the Principal shall be increased by a rate of one-half percent (0.5%) per annum (in addition to the Base Interest) for each Financial Covenant with respect to which there exists a Deviation for the period commencing on the date of the Company’s Publication of Financial Statement according to which a Deviation has occurred (the “Deviation Date”) and until the earlier of: (1) the full repayment of the Principal; and (2) the Company’s Publication of Financial Statements and such a CFO Certificate in which such Deviation is shown to have been remedied. Notwithstanding the foregoing, the maximum increase in Base Interest pursuant to this sub-Section 7.2.1 shall not exceed one half percent (0.5%) per annum.

7.2.2	By no later than one (1) Business Day from the delivery of a CFO Certificate pursuant to Section 6.1 regarding a Deviation from a Financial Covenant (one or more) according to financial statements published by the Company, the Company shall provide the Trustee with a notice including information and shall publish in an immediate report details as follows: (A) details regarding the non-compliance with the Financial Covenants; (B) the precise accurate interest rate that the Principal shall bear for the period commencing on the first day of the then-current Interest Period and until the Deviation Date (calculated on the basis of a 365-day year and the actual number of days in such period) (in this sub-Section 7.2.2, the “Original Interest”); (C) the interest rate the Principal shall bear commencing on the Deviation Date and until the following Interest Payment Date (assuming no other events affecting such interest shall occur and calculated on the basis of a 365-day year and the actual number of days in such period); (D) the weighted interest rate to be paid by the Company to the Noteholders on the next Interest Payment Date, deriving from the interest payments described in clauses (B) and (C) above; (E) the annual interest rate reflected from the weighted interest rate; and (F) the updated annual interest rate and the semi-annual interest rate for the period commencing on the next Interest Payment Date (i.e., that period commencing immediately following the period during which the Deviation occurred).

7.2.3	In the event a Deviation occurs within the four (4) days prior to the record date for a given Interest Payment and ending on the Interest Payment Date closest to such record date (in this sub-Section 7.2.3, the “Deferral Period”), the Company shall pay the Noteholders, on such Interest Payment Date, the Original Interest, and the amount of interest deriving from the additional interest at a rate equal to the additional interest rate per annum for the Deferral Period (calculated on the basis of a 365-day year and the actual number of days in such period) shall be paid on the following Interest Payment Date. The Company shall notify in an immediate report the amount of such additional interest that shall be paid on such following Interest Payment Date.

7.2.4	In the event that after the occurrence of a Deviation in a manner affecting the Base Interest, the Company delivers a CFO Certificate pursuant to Section 6.1 wherein a Deviation is shown to have been remedied, then the Interest rate shall be decreased by a rate of one-quarter percent (0.25%) per annum for each Financial Covenant for which a Deviation is shown in the CFO Certificate to have been remedied, up to a total maximum decrease of a half percent (0.5%) per annum (i.e., such that if all Deviations are remedied, the Base Interest (as determined in the tender) on the outstanding balance of the Principal on the Notes will be reinstated, without any additional interest) and this for a period commencing on the date of Publication of the Financial Statements which evidence the termination of the Deviation as aforesaid and until the earlier of the full discharge of the unpaid balance of the Principal or until the creation of an additional Deviation (the interest rate shall be calculated for any partial interest period on the basis of a 365-day year and the actual number of days in such period). In such instance, the Company shall act in accordance with Sections 7.2.2 and 7.2.3 above, with the changes required deriving from the fact that the Deviation ceased to exist.

7.3	Notwithstanding the foregoing, in the event of a downgrading of the rating entitling the Noteholders to additional interest pursuant to Section 7.1 above and a Deviation entitling the Noteholders to additional interest pursuant to Section 7.2, the maximum aggregate additional interest which will be received by the Noteholders shall not deviate from the rate of 2% per annum.

7.4	In addition to the above, in the event that the Rating Agency reduced the rating of the Notes to a rating equal to or lower than “ilBB+”, and as long as the rating is equal or lower to such rating, the interest rate on the outstanding balance of the Principal of the Notes will increase by two percent (2%) per annum (i.e., such that, together with the additional interest payable to the Noteholders under Section 7.1, the Base Interest will be increased by a total rate of up to 3.25%, and if the additional interest is 2% per annum as aforesaid in Section 7.3 above, the Base Interest will be increased at a total rate of 4%). In such instance as well as in the event the rating is increased to a rating higher than “ilBB+” (in which case the Company will cease paying this additional 2%), the Company will act in accordance with section 7.1.2–7.1.4, mutatis mutandis.

8.	Security and Seniority of the Notes

8.1	The Notes are not secured by any collateral, and are classified by the Company as senior unsecured Notes (senior unsecured debt).

8.2	The Trustee has not examined, nor shall it be under any obligation to examine, the need for furnishing collateral to secure the payments to the Noteholders. By its entering into this Deed of Trust, including by its consenting to serve as a trustee for the Noteholders, the Trustee is not expressing any opinion, whether expressed or implied, with respect to the Company’s ability to meet its obligations to the Noteholders. Nothing in the foregoing shall derogate from the duties of the Trustee according to applicable law and/or this Deed of Trust.

8.3	All of the Notes shall rank pari passu with one another in respect of the Company’s obligations pursuant to the Notes, and without any Note having a preferential right or priority over another, and together shall rank pari passu with all other senior unsecured obligations of the Company, other than obligations having priority pursuant to applicable law.

8.4	Subject to Section 6.4 above and without derogating from the provisions of Section 10 below, the Company shall be entitled, from time to time, at its sole and absolute discretion, to sell, pledge, lease, assign, deliver or otherwise transfer, all, most or some of its assets, in any way whatsoever, without the consent of the Trustee and/or the Noteholders. It is hereby clarified that no limitation shall apply to the Company with respect to the grant of guarantees for the benefit of other(s), including to corporations held by it, directly or indirectly, and subject to Section 2.9.8 above, the Company shall not be prohibited from obtaining any new credit.

9.	Early Redemption

9.1	Early Redemption Initiated by the Company

The Company may, at its sole discretion, at any time after sixty (60) days from the Date of the Listing of the Notes, to effect the early redemption of all or a portion of the Notes, subject to the provisions of the bylaws of the Stock Exchange and the guidelines promulgated thereunder, as in effect at the relevant time, and in such case the following provisions shall apply:

9.1.1	The frequency of the early redemptions shall not exceed one early redemption per quarter. In the event that an early redemption is scheduled for a quarter in which an interest payment date, a partial redemption payment date or a final redemption payment date is also scheduled, the early redemption shall be effected on the date prescribed for such payment. For purposes hereof, a “quarter” shall mean any of the following periods: January through March, April through June, July through September, or October through December.

9.1.2	The minimum amount of any early redemption shall not be less than 1 million NIS. Notwithstanding the aforementioned, the Company may effectuate an early redemption in an amount lower than 1 million NIS provided that the frequency of the early redemptions shall not exceed one early redemption per year. If a partial early redemption is effected, the final redemption amount shall not be less than three million two hundred thousand (3,200,000) NIS. Any amount that shall be paid in an early redemption by the Company shall be paid with respect to all of the Noteholders, pro rata to the par value of the Notes held by them.

9.1.3	Upon the Company’s resolution to effectuate an early redemption, and in any event no less than seventeen (17) days and not more than forty five (45) days prior to the effective date of the early redemption (the “Early Redemption Date”), the Company shall Publish an immediate report about the execution of the early redemption.

9.1.4	The Early Redemption Date shall not occur during the period between the record date for payment of interest and the date of its actual payment. In the immediate report as aforementioned, the Company shall include the number of Notes (expressed as the amount of Principal) subject to early redemption as well as the interest accrued on said amount of Principal until the Early Redemption Date.

9.1.5	On a partial Early Redemption Date, if any, the Company shall notify an immediate report the following details: (1) the percentage of the partial redemption in terms of the outstanding balance; (2) the percentage of the partial redemption in terms of the original series; (3) the interest rate in partial redemption on the portion of the Principal that is to be redeemed; (4) the interest rate to be paid, calculated with respect to the outstanding balance; (5) an update of the remaining partial redemption rates, in terms of the original series; (6) the record date for entitlement to receive early redemption of the Principal, which shall be twelve (12) days before the Early Redemption Date. A partial early redemption will be carried out pari passu to each one of the Noteholders.

9.1.6	In the event a partial redemption, if any, the Company shall pay to the Noteholders the interest accrued until the Early Redemption Date only on the portion of the Principal being redeemed in the early redemption rather than on the total outstanding balance of Notes and all as part of the early partial redemption amount that will be determined in accordance with Section 9.1.7 below.

9.1.7	The amount that shall be paid to the Noteholders in the case of early redemption shall be the greatest of the following: (1) the liability value of the Notes in circulation that are to be redeemed early, i.e., the Principal plus accrued interest and linkage, until the date of early redemption; (2) the market value of the Notes that are to be redeemed early (based on the average closing price of the Notes on the Stock Exchange for the 30 trading days prior to the board resolution approving such redemption); However, in the event that the redemption date is on an interest payment date, the interest amount, which will be paid separately, will be deducted from the aforementioned average Note closing price; and (3) the balance of the cash flow of the Notes subject to early redemption, according to the original amortization table (i.e., Principal plus interest differentials), considering the date of early redemption, discounted at the Government Bond Yield (as defined hereunder) plus annual interest of 1.2%. The discount of the Notes subject to early redemption shall be calculated as of the date of early redemption and until the last payment date set forth with respect to the Notes subject to early redemption (i.e., February 27, 2024). In this respect, “Government Bond Yield” means the average weighted yield (gross) to maturity, in a period of seven Business Days, ending two Business Days prior to the date of the early redemption notice, of two series of Israeli Government Dollar-linked Notes, bearing interest at a fixed rate, and having an average duration most similar to the average duration of the Notes at the relevant time, i.e., one series with the most similar average duration higher than the average duration of the Notes at the relevant time, and one series with the most similar average duration lower than the average duration of the Notes at the relevant time, and whose weighting will reflect the average duration of the Notes at the relevant time. Set forth is an example illustrating said calculation:

If the average duration (‘MAHAM’) of Government Bond A is 4 years, and the average duration of Government Bond B is 2 years, and the average duration of the balance of the Notes is 3.5 years, the yield shall be calculated as follows:

4X + 2(1-X) = 3.5

Whilst

X = weight of the yield of Government Bond A.

1-X = weight of the yield of Government Bond B.

According to the calculation, the annual yield of Government Bond A shall be weighted at a rate of seventy five percent (75%) of the yield, and the average yield of Government Bond B shall be weighted at a rate of twenty five percent (25%) of the yield.

MAHAM = average duration.

9.1.8	The Company shall present the Trustee with a CFO Certificate detailing the manner of calculation of the early redemption amount, including an active Excel spreadsheet which demonstrates the calculation performed by the Company, all in wording to the satisfaction of the Trustee, no later than two (2) Business Days after the decision of the relevant organs of the Company regarding early redemption of the Notes.

9.1.9	Payments made in the scope of a partial redemption shall be deemed to have been made on account of payments of Principal closest in time to the Early Redemption Date.

9.1.10	On the Early Redemption Date, the par value of Notes outstanding shall decrease and future payments of the Principal shall be reduced pursuant to sub-Section 9.1.9, and in the event of redemption of all the Notes, the Notes shall be extinguished and shall not accrue interest after the redemption date.

9.2	Early Redemption Initiated by the Stock Exchange

In the event that the Stock Exchange decides to delist the Notes in circulation, because the value of the Notes has decreased below the minimum amount prescribed in the Stock Exchange rules regarding the delisting of Notes, the Company shall effect an early redemption of the Notes, as follows

9.2.1	Within forty five (45) days from the date of the resolution of the board of directors of the Stock Exchange to delist the Notes as set forth above, the Company shall announce by an immediate report an early redemption date on which a Holder of Notes shall be entitled to redeem such Notes.

9.2.2	The early redemption date shall occur no earlier than seventeen (17) days from the date of publication of the notice and no later than forty-five (45) days after such date, but not during the period between the record date for an interest payment and the date of actual payment thereof.

9.2.3	On the early redemption date, the Company shall redeem the Notes that the Holders thereof requested to redeem, at the par value of such Notes and interest accrued thereon until the date of actual payment (collectively linked to the Payment Rate) (calculated on the basis of a 365-day year and the actual number of days that elapsed since the date of the last interest payment).

9.2.4	Determination of an early redemption date as set forth above shall not prejudice the redemption rights of any of the Holders of Notes who shall not redeem them on the foregoing early redemption date, but such Notes shall be delisted from the Stock Exchange and, among other things, the tax implications deriving therefrom shall apply to such Notes.

9.2.5	Notes that have been redeemed as set forth herein shall be extinguished and shall not accrue interest after the redemption date. Early redemption of the Notes as aforementioned shall deny the holders of the Notes that shall be redeemed, the right to payment on account of Principal and/or of interest for the period after the date of redemption. The notice of the early redemption date will be published by an immediate report delivered to the ISA and the Stock Exchange. Such notice shall specify the amount set for early redemption.

9.3	For the avoidance of doubt, the provisions of this Deed pertaining to withholding tax at source shall also apply in full in the events described in this Section 9.

10.	Acceleration

10.1.	Upon the occurrence of one or more of the events set forth below, the Trustee and the Noteholders shall be entitled to accelerate the balance of the amount due to the Noteholders under the Notes:

10.1.1.	If the Company fails to pay the Noteholders any amount it is obligated to pay under the Notes and/or this Deed of Trust, within seven (7) Business Days after the relevant payment due date.

10.1.2.	If the Company is in fundamental breach of the terms of the Notes and/or this Deed of Trust and/or does not fulfill any of its material obligations in the framework of any of them, and the Trustee has provided notice to the Company to remedy the breach and the Company fails to remedy such breach within seven (7) Business Days from the date such notice of breach was received.

10.1.3.	If it turns out that a material representation of the Company’s representations under the Notes and/or this Deed of Trust is not correct or is not complete, and the Trustee has provided notice to the Company to remedy the breach, and the Company failed to remedy such breach within fourteen (14) days from the date notice of such breach was received.

10.1.4.	If the Company adopts a resolution to wind up (except for winding up as a result of a merger with another company and provided the surviving company (if not the Company) assumed all obligations of the Company towards the Noteholders) or if a permanent and final liquidation order is granted by a court with respect to the Company, or a permanent liquidator is appointed with respect to the Company.

10.1.5.	If a provisional liquidation order has been granted by a court or a temporary liquidator has been appointed with respect to the Company or any other judicial decision is granted with similar substance and such order, or appointment or decision is not set aside or cancelled within forty five (45) days from the date of grant of the order, appointment or decision, as the case may be. Notwithstanding the foregoing, the Company shall not be afforded any additional cure period with respect to motions filed by the Company or orders granted at its request or with its consent.

10.1.6.	If an order of attachment is imposed on, or if any execution action is issued against, all or substantially all of the Company’s assets (as computed below), and the order of attachment is not removed, or the action is not cancelled, within forty five (45) days from the date imposed or executed. Notwithstanding the foregoing, the Company shall not be afforded any additional cure period with respect to motions filed by the Company or orders granted at its request or if any of the foregoing occurs with its consent.

10.1.7.	If a motion was filed for receivership or appointment of a receiver (provisional or permanent) with respect to all or substantially all of the Company’s assets (as computed below), or if an order is granted for the appointment of a provisional receiver with respect to the Company or all or substantially all of its assets (as computed below), and such motion or order is not cancelled within forty five (45) Business Days from the date of its filing or grant, or if an order is granted for the appointment of a permanent receiver with respect to the Company or all or substantially all of its assets (as computed below). Notwithstanding the foregoing, the Company shall not be afforded any additional cure period with respect to motions filed by the Company or with its consent or orders granted at its request or with its consent.

10.1.8.	(A) If the Company files for a stay of proceedings order under Section 350 of the Companies Law, or a similar proceeding in accordance with applicable law, or if such order is granted; or if the Company files for a motion to effect an arrangement or settlement with the Company’s creditors in accordance with Section 350 of the Companies Law, or a similar proceeding in accordance with applicable law (except for purposes of effectuating (i) a merger with another company and/or a restructuring of the Company, including changes in the Company’s capital structure which are not prohibited under the terms of this Deed and/or (ii) an arrangement between the Company and its stockholders which does not affect the Company’s ability to repay the Notes, and which is not otherwise prohibited under this Deed of Trust); or if the Company offers its creditors in some other manner an arrangement or settlement as aforesaid due to its inability to meet its obligations thereto as they fall due or if any such motions are filed at the Company’s demand or with its consent; or (B) if a motion was filed under Section 350 of the Companies Law (or any similar proceeding in accordance with applicable law) against the Company and without its consent and not set aside or cancelled within forty five (45) days of the filing thereof.

10.1.9.	If the Company ceases or gives notice of its intention to cease its payments or ceases or gives notice of its intention to cease carrying on business, as they may be from time to time.

10.1.10.	If the Company’s ceases to be regulated as a business development company or closed-end fund each within the meaning of the Investment Company Act, as it may be in effect from time to time, or if the Company does not have a license or permit it is required to have, under applicable law, for the purpose of its classification and/or status as a business development company or a closed-end fund as aforesaid.

10.1.11.	If there occurs a Material Adverse Effect on the Company’s business in relation to its condition on the Date of Issuance, and there is a substantial concern the Company will not be able to repay the Notes when due.

10.1.12.	If the Notes cease to be rated by a Rating Agency for reasons and/or circumstances under the Company’s control. An occurrence of the aforementioned event shall not constitute grounds for the acceleration of payment so long as the Notes are rated by one Rating Agency.

10.1.13.	(A) If a another series of publicly traded notes of the Company (on a standalone basis) was accelerated, or (B) if (1) any other financial indebtedness, one or more (if accelerated at the same time or in proximity to one another), of the Company (on a standalone basis) and/or its consolidated entities, which is not a non-recourse loan, in a cumulative amount in excess of fifty million Dollars (US $50,000,000), or (2) any other financial indebtedness, one or more (if accelerated at the same time or in proximity to one another), of the Company (on a standalone basis) and/or its consolidated entities, in an aggregate amount in excess of one hundred million Dollars (US $100,000,000), is accelerated due to a default by the Company, unless such acceleration is rescinded (including by way of settling such debt) within ten (10) Business Days from the date of notice of such acceleration.

10.1.14.	If the Company effectuates a merger (as defined in the Companies Law or as defined under applicable law, including a merger pursuant to Section 350 of the Companies Law or any similar proceeding under applicable law) with another entity (which is not a company consolidated in the Financial Statements of the Company) without receiving the prior consent, by simple majority, of the Noteholders, unless the surviving entity represents to the Noteholders and the Trustee, at least ten (10) Business Days prior to the effective date of such merger, that there is no reasonable concern that the surviving entity will not be able to meet its obligations towards the Noteholders as a result of such merger.

10.1.15.	If the Company sold, other than in the ordinary course of its business, all or substantially all of its assets (as computed below) within a 6-month period (except if during the 12-month period following such sale, the Group acquired other assets associated with its area of activity in an amount not lower than 50% of the consideration received from the assets sold) without the prior approval of the Noteholders’ Meeting at a special meeting and by Special Resolution. For the purpose of this sub-Section, the sale of loans or debt securities shall be deemed to be the ordinary course of business of the Company.

10.1.16.	If the Company fails to comply with one or more of the Financial Covenants set forth in Section 6.1 above, for two consecutive quarters.

10.1.17.	If the Company breaches a condition under Section 2.9.1 with respect to an expansion of the series of the Notes or breaches a condition under Section 2.9.8 with respect to an Additional Issuance in Israel.

10.1.18.	If the Stock Exchange has suspended the trading of the Notes, except on the grounds of the creation of lack of clarity, as specified in Part IV of the Stock Exchange bylaws, and such suspension has not been canceled within sixty (60) days.

10.1.19.	If the Notes are delisted from the Stock Exchange.

10.1.20.	If a Change of Control occurs, and the Company has not published a tender offer for the purchase of all of the Notes, at a price not lower than their liability value (pari), within 45 days of such occurrence.

10.1.21.	If the Company ceases to be a Reporting Company.

10.1.22.	If the Company fails to nominate a Company’s Representative in Israel as set forth in Section 6.7 above, for a period of at least 30 consecutive days.

10.1.23.	If the Company fails to publish any Financial Statements that it is required to publish under applicable law or under this Deed of Trust within 30 days from the last date it is required to publish them.

10.1.24.	If there is a substantial concern that the Company would fail to meet its material obligations to the Noteholders.

10.1.25.	If the Notes’ rating will drop below il/BBB- of Maalot (or a corresponding rating that will be determined by another Rating Agency, that will replace Maalot), except for a downgrade described in sub-Section 7.1.9 above.

10.1.26.	In case a “Going Concern” note will be recorded in the Company’s Financial Statements for two (2) consecutive quarters.

Sub-sections 10.1.4 – 10.1.8 will apply upon the occurrence of legal proceedings as set forth therein, whether according to Israeli law and whether according to foreign law applicable to the Company.

With respect to sub-Sections 10.1.6, 10.1.7 and 10.1.15, “substantially all of the Company’s assets” shall mean one or more assets, owned by the Group, with an overall stated value, according to the most recent Financial Statements of the Company Published prior to the occurrence of the relevant event, constituting at least 50% of the total assets of the Group, on the basis of such Financial Statements.

10.2.	Upon the occurrence of any of the events set forth in Section 10.1 above and in accordance with the provisions thereof including its sub-sections:

10.2.1	The Trustee shall be required to convene a Noteholders’ Meeting, which shall be held twenty-one (21) days following the date of the notice of the meeting (or any earlier date according to the provisions of sub-Section 10.2.7 hereunder), and the agenda of which shall include a resolution to call for the acceleration of payment of the outstanding Notes due to the occurrence of any of the events specified in Section 10.1 above.

10.2.2	The notice of the aforesaid meeting shall state that if the Company shall cause the cancellation, remedy or removal of the event specified in Section 10.1 above for which the meeting has been called, prior to the date of the meeting, the meeting of the Noteholders shall be cancelled.

10.2.3	Nothing in the foregoing shall prevent the Trustee from convening a Noteholders’ Meeting at an earlier date according to the provisions of sub-Section 10.2.7 below.

10.2.4	The resolution of the Noteholders to accelerate the payment of the Notes shall be adopted at a Noteholders’ Meeting at which Holders of at least fifty percent (50%) of the outstanding Principal of the Notes were present, by a majority vote of the Holders participating in the vote, or by majority of the votes of the participants at an adjourned meeting of the Noteholders in which Holders of at least twenty percent (20%) of the outstanding Principal amount of the Notes were present.

10.2.5	If prior to the aforesaid meeting, the events specified in Section 10.1 above for which the meeting has been called are not cancelled, remedied or removed, and the resolution of the meeting of the Noteholders as set forth in sub-Section 10.2.1 above to accelerate the payment of the outstanding Notes has been adopted in accordance with sub-Section 10.2.4 above, the Trustee shall be required, within a reasonable period of time, to accelerate the payment of the outstanding Notes, provided it provides the Company with seven (7) days’ prior written notice of its intention to do so and the event due to which the resolution was adopted was not cancelled, remedied or removed within such period.

10.2.6	A copy of the notice of the meeting as set forth in sub-Section 10.2.1 above shall be sent by the Trustee to the Company immediately upon publishing the notice and shall constitute advance written notice to the Company regarding its intention to act toward the acceleration of payment of the outstanding Notes.

10.2.7	The Trustee may, at its sole discretion, shorten and even cancel the twenty-one (21) day period (as set forth in sub-Section 10.2.1 above) and/or the seven (7) day notice period (as set forth in sub-Section 10.2.5 above), if the Trustee is of the opinion that there is reasonable concern that delivering such notice or delaying the meeting or acceleration date shall prejudice the possibility to accelerate the payment of the Notes.

10.2.8	If any of the sub-Sections of Section 10.1 above sets forth a cure period during which the Company may act or adopt resolutions resulting in the removal of the grounds for acceleration, the Trustee or the Noteholders shall be entitled to accelerate the payment of the outstanding Notes as set forth in this Section 10 only upon the lapse of such period and if the grounds therefor were not removed within such period, provided, however, the Trustee may shorten the period prescribed in the Deed of Trust if it believes that a delay may materially prejudice the rights of the Noteholders.

10.2.9	In the event the Company is provided notice whereby the Notes have been accelerated for immediate repayment according to the provisions of this Section 10, the Company undertakes to carry out, from time to time and at any time requested to do so by the Trustee, all reasonable actions necessary to allow exercise of the authorities conferred on the Trustee, and in particular the Company shall carry out all the following actions, no later than 10 Business Days of the date of the Trustee’s request:

10.2.9.1.	Transfer and deliver to the Trustee the Principal and accrued interest (if any, including default interest pursuant to Section 3.8 of the Terms and Conditions Overleaf) of the Notes due for repayment, collectively linked to the Payment Rate, whether their scheduled due dates have occurred or not. Such amounts will be applied according to the priorities of Section 12 below. Should the Company transfer the full amount of the Principal and interest (after the amount was applied according to Section 12 below) as set forth above, the Company shall be deemed to have discharged its obligations towards the Noteholders with respect to the relevant payment of Principal and interest (if any), and the Noteholders and/or the Trustee shall have no claim against the Company in connection with such payments; and

10.2.9.2.	Provide any declarations and/or execute all documents and/or perform and/or cause the performance of all actions necessary and/or required according to law for validating the exercise of authority, power and rights of the Trustee and/or its representative in connection with the immediate repayment.

10.2.9.3.	Provide all notices, orders and instructions as the Trustee deems beneficial in connection with the immediate repayment.

For purpose of this Section 10 – written notice executed by the Trustee and confirming that an action requested by it, within the scope of its authority, is reasonable, shall constitute prima facie evidence thereof.

10.2.10	Immediate repayment shall be made of the outstanding Notes, in the amount of Principal and interest accrued thereon, whilst the interest shall be calculated for the period commencing after the last day for which interest was paid and until the date of actual repayment of the Notes (calculation to be based on of a 365-day year and the actual number of days in such period), collectively linked to the Payment Rate.

10.2.11	Subject to the provisions of applicable law, the duties of the Trustee under this Section 10 are subject to its actual knowledge of the facts, events, circumstances and occurrences specified therein.

10.2.12	Notwithstanding the foregoing, if in connection with non-compliance with Financial Covenants as set forth in sub-Section 10.1.16 above, the Company requests in writing that the Trustee appoints an Emergency Committee, the Trustee shall act in accordance with the provisions set forth in Schedule III to this Deed.

10.2.13	For the avoidance of doubt it is hereby clarified that the right of acceleration set forth above and / or acceleration shall not derogate from any other or additional relief available to the Noteholders or to the Trustee under the terms of the Notes, and under the provisions of this Deed of Trust or in accordance with the law, and failure to accelerate the Notes upon the occurrence of any of the events specified in Section 10.1 above shall not constitute any waiver of the rights of the Noteholders or of the Trustee.

11.	Claims and Proceedings by the Trustee

11.1.	Without derogating from any provision of this Deed of Trust, the Trustee shall be entitled, at its sole discretion, and with written notice to the Company of 7 days in advance insofar as such notice would not impair the rights of the Noteholders, and subject to Section 23 (Indemnification of the Trustee) shall be obliged to do so if so required by a Ordinary Resolution adopted by the Noteholders in accordance with the provisions hereunder, to initiate all such legal proceedings as it deems fit for the exercise and/or protection of the rights of the Noteholders and/or enforcement of the performance by the Company of any undertaking of the Company pursuant to this Deed of Trust. Notwithstanding the foregoing, the right to accelerate repayment shall be governed by the provisions of Section 10 above and not pursuant to this Section 11.

11.2.	The Trustee may, at its sole discretion, submit a motion to the court to receive instructions on any matter connected with and/or pertaining to this Deed of Trust. For the avoidance of doubt, the Trustee shall not delay the submission of such a motion where such delay is likely to prejudice the rights of the Noteholders.

11.3.	Subject to the provisions of this Deed of Trust, the Trustee may, but shall not be required to, convene a Noteholders’ Meeting at any time in order to discuss and/or receive instructions on any matter pertaining to this Deed of Trust, provided that the meeting is convened promptly and the delay thereof is not likely to prejudice the rights of the Noteholders.

11.4.	The Trustee may, at its sole discretion, delay the performance of any act thereby pursuant to this Deed of Trust, for purposes of referring to a Noteholders’ Meeting and/or court for instructions as to how to act, provided that the Trustee is not entitled to delay proceedings initiated following the approval of the Noteholders at a Noteholders’ Meeting to cause the acceleration of Notes or to take any proceedings and when the delay is likely to prejudice the rights of the Noteholders.

11.5.	For the avoidance of doubt, nothing in the foregoing provisions shall prejudice and/or derogate from the Trustee’s right hereby conferred on it to refer to the court, at its sole discretion, even before the Notes are payable, for purposes of issuance of any order in connection with its role as trustee. Expenses accrued under this clause will be covered according to Section 23 (Indemnification of the Trustee).

12.	Trust over Receipts

All amounts received by the Trustee from the Company in accordance with this Deed, other than the Trustee’s fees and expenses, shall be held in trust by the Trustee. Amounts received by the Trustee from the Company in accordance with this Deed shall first be applied by it for payment of the Trustee’s remuneration and reasonable expenses, payments, levies and obligations incurred by the Trustee or imposed on it in the course of or as a consequence of its performance of any action associated with its role pursuant to this Deed or otherwise in connection with the terms and conditions of hereof (provided that the Trustee shall not receive duplicative fees from both the Company and from the Noteholders). The balance shall be applied, unless otherwise decided by a Special Resolution in advance from the Noteholders, for the following purposes and according to the following order of priorities: first – for repayment to Noteholders, if any, who incurred obligations and made payments beyond their Pro Rata Portion (as defined in Section 23 below) in connection with an Indemnification Obligation pursuant to Section 23 below; second – for repayment to Noteholders who incurred obligations and made payments in accordance with their Pro Rata Portion in connection with an Indemnification Obligation pursuant to Section 23 below; third - for payment to the Noteholders, to the extent applicable, of any default interest due to them in accordance with the terms of the Notes, pari passu and pro rata, without any individual Noteholder being entitled to any preference or right of priority over another; fourth – for payment to Noteholders of late Principal amounts due thereto in accordance with the terms of the Notes, pari passu and pro rata, without any individual Noteholder being entitled to any preference or right of priority over another; fifth – for payment to Noteholders of interest payments due to them in accordance with the terms of the Notes, pari passu and pro rata, without any individual Noteholder being entitled to any preference or right of priority over another; sixth – for payment to Noteholders of the Principal, regardless of whether or not the Principal has come due at that time, pari passu and pro rata, without any individual Noteholder being entitled to any preference or right of priority over another. Any excess amounts, to the extent that they remain after the completion of all of the abovementioned distributions, shall be paid by the Trustee to the Company or to any successor entity. Withholding tax shall be withheld from any payments to the Noteholders in accordance with applicable law.

For the avoidance of doubt, to the extent the Company has to bear any of the expenses but has not done so, the Trustee will act to receive such amounts from the Company, and in the event it succeeds in receiving them, such amounts will be held by the Trustee in trust and will be used for the purposes and in accordance with the order of priority set forth in this Section above.

13.	Power to Withhold Distribution of Funds

Notwithstanding the provisions of Section 12 above, should the amount received as a result of proceedings pursuant to Section 11 above and that is available at any given time for distribution to the Noteholders, as set forth in Section 12 above, be equal or less than NIS one million (1,000,000) (the “Minimal Amount”), the Trustee shall not be required to distribute such amount and may invest such amount, in whole or in part, in Permitted Investments, as it deems fit.

“Permitted Investments” – Investments in bank deposits in Dollars with one or more of the five largest banks in Israel whose credit rating is not lower than ilAA (S&P Maalot) (or any corresponding rating by another rating agency) or in Dollar-linked Notes issued by the Government of Israel or by the Government of the United States.

At the earlier of (i) the time when the aforementioned investments, including any profits resulting therefrom, equal or exceed the Minimal Amount and (ii) the next payment date of Principal and/or interest thereon to the Noteholders (even if the amount accrued by such date is less than the Minimal Amount), the Trustee shall distribute such accrued amounts to the Noteholders in the manner stated in Section 12 above.

Notwithstanding the foregoing in this Section 13, following its receipt of a duly taken resolution of the Noteholders’ general meeting to do so, the Trustee shall distribute the amounts received by it as a result of the proceedings pursuant to Section 11 above, even if such amounts are less than the Minimal Amount.

14.	Failure to Make Payment for Reason Beyond the Company’s Control

14.1.	Any amount payable to a Noteholder which was not actually paid to such Noteholder on the due date of such payment for a reason beyond the Company’s control, despite the Company’s ability and willingness to make such payment, shall cease to bear interest from the due date for such payment, and such Noteholder shall be entitled to receive only those amounts to which it was entitled on the due date for such payment, provided that such amount has been deposited with the Trustee as provided in Section 14.2 below. Notwithstanding the foregoing, to the extent such amount, under the circumstances, remains in the Company’s account, the Company shall transfer it to the Noteholder (or the Trustee as stated in Section 14.2 below) together with any earnings actually accrued on such amount, after deduction of the applicable tax, if any.

14.2.	The Company shall deposit with the Trustee, within fourteen (14) days following the due date for such payment, the amount of such payment that was not paid for a reason beyond the Company’s control, and shall give written notice to the applicable Noteholders with respect thereto, and such deposit shall be deemed to be a discharge of such payment, and in the case of a discharge of all amounts that are due in respect of the Notes, shall also be deemed to be a final redemption of the Notes.

14.3.	The Trustee shall invest any amount that has been deposited in its name pursuant to this Deed of Trust in Permitted Investments (as defined in Section 13 above), as the Trustee shall see fit and subject to the provisions of applicable law. Where the Trustee has done so, it will not be liable to those entitled on account of such amounts, except for proceeds to be received from the realization of such investments, less the expenses associated therewith, including trust administration costs and net of any mandatory payments. The payment to the Noteholders shall be made against the presentation of such evidence as shall be acceptable to the Trustee in its absolute discretion.

The Trustee shall hold such funds and shall invest them in the foregoing manner, until the earlier of (i) the end of one (1) year from the final repayment date of the Notes and (ii) the date of payment thereof to the Noteholders. After such date, the Trustee shall transfer such amounts to the Company, including any profits earned from the investment thereof, less the Trustee’s fees and expenses incurred in accordance with the provisions of this Deed of Trust. The Company shall hold the aforementioned amounts in trust for an additional period of six (6) years from the date of transfer thereof to it by the Trustee, for and on behalf of the Noteholders who are entitled to such amounts, and the provisions regarding the investment of funds set forth above shall apply, mutatis mutandis. After remitting the sums to the Company, the Trustee will be released from any payment requirement with respect to such amounts to the entitled Noteholders. The Company shall confirm in writing to the Trustee that such funds were remitted to the Company and the fact that such funds were received in trust for the entitled Noteholders, and the Company shall indemnify the Trustee in respect of any claim, expense and/or damage that may be incurred by the Trustee as a result of and in respect of the transfer of such funds, unless the Trustee acted in bad faith or with gross negligence (unless exempt by law), or malicious intent. Funds that are not demanded from the Company by a Noteholder at the end of seven (7) years from the date of final repayment of the Notes shall revert to the benefit of the Company, and the Company shall be entitled to use them for any purpose. For the avoidance of doubt, the foregoing shall not derogate from the Company’s obligation to pay to the Noteholders such amounts to which they are entitled under applicable law.

15.	Receipts as Proof

Without derogating from any other provisions of the Notes, a receipt signed by any Noteholder or any documented evidence from the transferring member of the Stock Exchange shall constitute proof of the full discharge of any payment that was made by the Company as set forth in such receipt or document.

A receipt from a Noteholder regarding the amounts of Principal and interest that were paid to it by the Trustee in respect of a Note or any documented evidence from a transferring member of the Stock Exchange shall release the Trustee and/or the Company in respect of the payment of the amounts set forth in the receipt or document.

Subject to Section 14 above, a receipt from the Trustee regarding the deposit of amounts of Principal and interest with it for the benefit of the Noteholders shall be deemed a receipt from such Noteholders and a release of the Company in connection therewith.

16.	Obligations of the Company Toward the Trustee

The Company hereby undertakes to the Trustee that so long as the Notes (including any interest thereon) remain unpaid, it shall:

16.1	To notify the Trustee of and permit the Trustee to participate at all of the general meetings (whether annual general meetings or special general meetings) of the stockholders of the Company, without granting the Trustee voting rights at such meetings. Notices through the Magna or Maya systems will be deemed sufficient notice of the general meetings.

16.2	Deliver to the Trustee or to its authorized representative (of whose appointment the Trustee shall notify the Company upon appointment) any information about the Company, within ten (10) Business Days of the Trustee’s request, and instruct its accountants and legal advisors to do so no later than ten (10) Business Days from the Trustee’s request, so long as, according to the Trustee’s reasonable opinion, the information is required by the Trustee for exercising and applying the authorities, powers and rights of the Trustee under this Deed of Trust.

16.3	Maintain and save books of account and records as required by U.S. GAAP and enable the Trustee, and/or anyone the Trustee may appoint in writing for such purpose, to inspect upon advance coordination and at any reasonable time, no later than ten (10) Business Days from the Trustee’s request, any such books and/or records. It should be noted that the documents can be transferred by electronic means and/or by courier, subject to the approval of the Company or by the Trustee to its advisor subject to the same confidentiality requirement as applies to the Trustee.

16.4	Notify the Trustee in writing, promptly upon becoming aware of any case in which an imposition of an attachment and/or execution action was issued against substantially all of the Company’s assets (as this term is defined in Section 10.1 above), and in any case which a receiver is appointed over substantially all of the Company’s assets (as this term is defined in Section 10.1 above), or a permanent liquidator or a Trustee appointed in the framework of a request for stay of proceedings pursuant to Section 350 of the Companies Law against the Company, or or any similar appointee (ba’al tafkid) under any law applicable to the Company, and to take at its expense as soon as possible all the reasonable means required to remove such imposition or cancel such execution action or cancellation of the receiver, the liquidation or trusteeship, as applicable.

16.5	Notify the Trustee promptly and in writing (without taking into consideration the remedy and waiting periods set forth in same Sections, if relevant), after the Company has become aware, or after the concern of the Company has been crystallized, as applicable, of the occurrence of any of the events mentioned in Section 10.1 above, including all subsections.

16.6	Together with the delivery of the CFO Certificate regarding the Financial Covenants pursuant to Section 6.1, the Company shall deliver to the Trustee a certificate signed by the Company’s chief executive officer or principal financial officer whereby, in reliance upon examinations he or she conducted, during the period from the later of the date of this Deed and the date of the previous such certificate delivered to the Trustee, and until the date of such certificate, the Company has not breached this Deed, including a breach of any of the provisions of the Notes, unless explicitly stated otherwise in such certificate.

16.7	Upon the Trustee’s request, provide the Trustee with any declarations, representations, documents, details and/or additional information that shall be reasonably required by the Trustee in order to protect the rights of the Noteholders not later than 15 Business Days from the date of the Trustee’s request.

16.8	Provide the Trustee with a copy of any document or information that the Company has delivered to the Noteholders.

16.9	Notify the Trustee in writing with respect to any change in the name or address of the Company not later than 10 Business Days from the date of such change.

16.10	Provide the Trustee, not later than the completion of 30 days from the date of issuance of the Notes under this Deed, an amortization schedule for payment of the Notes (Principal and interest).

16.11	Notify the Trustee in a written notice signed by the Company’s principal financial officer within five Business Days of the execution of any payment to the Noteholders and the balance of the debt to the Noteholders on that date (and after the payment).

16.12	Provide the Trustee with copies of the notices and invitations that the Company shall give to the Noteholders as specified in Section 24 of this Deed.

16.13	Provide the Trustee, at his first written request, a written confirmation signed by an accountant that all the payments to the Noteholders were paid on time and the balance of the par value of the Notes in circulation.

The Trustee hereby undertakes to maintain in confidence all information about the Company provided in connection with this Deed of Trust. For the avoidance of doubt, the transfer of information to the Noteholders (including in way of Publication of the information) for purposes of the adoption of a resolution relating to the their rights under this Deed of Trust, or for purposes of providing a report on the Company’s condition and/or pursuant to a requirement under applicable law, shall not constitute a breach of the aforesaid confidentiality undertaking.

For the avoidance of doubt, it is hereby clarified that the Company’s obligation under this Deed and the Notes to repay the Principal and interest thereon is not an obligation toward the Trustee but toward the Noteholders.

17.	Trustee as Representative

The Company hereby irrevocably appoints the Trustee as its representative to execute and perform in its name and in its stead all the acts it is obliged to perform according to the terms and conditions contained in this Deed, and to appoint any other person the Trustee may deem fit for performing its duties pursuant to this Deed of Trust (subject to appropriate confidentiality undertakings), in each case, if the Company has not performed the acts which it is obliged to perform under the provisions of this Deed within a reasonable period of time, as reasonably determined by the Trustee, from the date of the Trustee’s written demand.

The appointment pursuant to this Section 17 does not oblige the Trustee to perform any act, and the Company hereby releases the Trustee in advance in the event that the Trustee does not perform any act and/or fails to timely and/or correctly perform any act. In addition, the Company hereby waives in advance any claim against the Trustee and/or its agents in respect of any damage that has been incurred and/or is likely to be incurred by it, whether directly and/or indirectly, by virtue of any acts and/or omission of the Trustee in accordance this Section 17, unless the Trustee acted in bad faith or with gross negligence, willful misconduct or malicious intent.

18.	Other Agreements between the Trustee and the Company

Subject to applicable law, neither the fulfillment of the Trustee’s duties hereunder nor its mere status as a trustee pursuant to this Deed of Trust, shall prevent it from entering into transactions with the Company in the ordinary course of business, provided that such transactions do not place the Trustee in a conflict of interest toward the Noteholders.

19.	Reporting by the Trustee

Commencing from the date of the Offering, the Trustee shall prepare, no later than the 30th day of June of each calendar year, an annual report regarding the affairs of the trust in relation to the Notes (the “Annual Report”), which shall contain reports on irregular events in connection with the trust that occurred during the preceding year and other details as required under the Securities Law.

The Trustee shall notify the Noteholders of any material breach by the Company of this Deed of Trust of which it is aware, including the actions it has taken to prevent such breach or secure the fulfillment of the Company’s obligations, as the case may be.

The Trustee shall notify the Noteholders of any irregular event that is likely to have a material effect on the rights of the Noteholders, shortly after it has become aware of the fact.

Until the full redemption of the Notes, upon request from Noteholders holding more than five percent (5%) of the outstanding Principal amount of the Notes, for details regarding the examinations conducted by the Trustee with respect to the Notes, including with respect to the Company’s fulfillment of its obligations towards the Noteholders pursuant to this Deed of Trust, the Trustee shall cooperate with such Noteholders in connection with receiving such information, subject to appropriate confidentiality undertakings.

Upon the request of Noteholders holding more than ten percent (10%) of the outstanding Principal of the Notes, the Trustee shall furnish to the Noteholders details of its expenses in connection with the trusteeship pursuant to this Deed of Trust.

As of the signing date of this Deed, the Trustee declares that it is insured under professional liability insurance in an amount of 10 million Dollars for a period (hereinafter: “the amount of coverage”). To the extent that before the full repayment of the Notes, the amount of the coverage will be reduced below an amount of 8 million Dollars for any reason, then the Trustee will update the Company no later than 7 Business Days from the date on which it was notified by the insurer of the abovementioned reduction in order to publish an immediate report on the matter. The provisions of this Section shall apply until the date of entry into force of the Securities Law Regulations which shall regulate the requirement of the insurance coverage of the Trustee. After the said regulations take effect, the Trustee shall be required to update the Company only in the event that the Trustee fails to comply with the requirements of the regulations.

20.	Trustee’s Remuneration

The Company shall pay the Trustee the fees for its performance of its services in connection with this Deed of Trust, as follows:

20.1	In respect of its services as trustee during the first twelve (12) months after the Date of Issuance, a fee of NIS 26,000, which shall be paid immediately following completion of the Offering (the “Initial Term”). In addition, the Trustee is entitled to a onetime fee of NIS 5,000.

20.2	For each succeeding twelve (12) month period in which it serves as trustee with respect to the outstanding Notes following the Initial Term, an annual fee of NIS 26,000 to be paid at the beginning of each such period. Notwithstanding the provisions set forth in Section 20.8 below, in the event the Trustee’s term of office should terminate during the course of a given trust period, the Trustee shall be entitled to payment of its full fees for the year in which it served as trustee for the Noteholders.

20.3	For each hour of work in respect of special actions taken by the Trustee in connection with its service as trustee for the Noteholders – a fee of NIS 600. Special actions will include any action which is not in the ordinary course of business, including the following:

20.3.1	Actions which the Trustee may take in respect of a breach or an alleged breach by the Company of its obligations under this Deed of Trust.

20.3.2	The convening of Noteholders’ Meetings, and/or taking such actions in connection with fulfilling its obligations in accordance with this Deed of Trust.

20.3.3	Involvement in any judicial or quasi-judicial proceedings in connection with fulfilling its obligations in accordance with this Deed of Trust, including according to any order or instruction by an authorized authority.

20.3.4	Any action or duty which will be added or modified by law (including any regulation, order, judicial instructions, opinion letters of the ISA, etc.).

20.4	The amounts mentioned in Sections 20.2-20.3 above shall be linked to the Consumer Price Index, where the base index is the index in respect of the month of July 2017, which was published on August 15, 2017.

20.5	Reimbursement of reasonable expenses incurred by it as a result of its position as trustee for the Noteholders.

20.6	Should there be any changes in the provisions of applicable law pursuant to which the Trustee is required to perform additional actions, examinations and/or preparation of reports, the Company undertakes to bear any reasonable expenses incurred by the Trustee in connection therewith.

20.7	Value added tax shall be added to all payments specified above in this Section 20 in accordance with applicable law at the time of payment.

20.8	If the Trustee’s term of office is terminated in accordance with Section 27 below, the Trustee shall not be entitled to additional payment of remuneration following the termination date. For the avoidance of doubt, the Trustee shall be entitled to receive remuneration even if, during its term office, a receiver is appointed for the Company or if the Company enters into liquidation proceedings.

21.	Special Powers of the Trustee

21.1	In the framework of performing its duties pertaining to the trust created pursuant to this Deed of Trust, the Trustee shall be entitled to commission the opinion and/or advice of any attorney, accountant, appraiser, assessor, broker or other expert. The Trustee is entitled to rely upon the opinion and/or advice of such person whether such opinion and/or advice was prepared at the request of the Trustee or by the Company or any person on its behalf, and the Trustee shall not be required to pay (and no amount shall be offset from the payments due to the Trustee hereunder) any amount associated with any loss or damage that may be caused as a result of any act and/or omission performed by it in reliance upon such opinion and/or advice, unless the Trustee acted in bad faith or with gross negligence, willful misconduct or malicious intent. The Company will bear reasonable remuneration of engaging the advisors so appointed, provided the Trustee will provide the Company with advance notice of its intention to obtain an expert opinion or advice as aforesaid to the extent possible under the circumstances of the matter and to the extent it will not prejudice the rights of the Noteholders, and in such case the notice shall be provided retroactively, together with details of the remuneration required for the purpose of executing the consultation and the purpose of the opinion or the advice and that the said remuneration does not exceed what is customary and acceptable.. Notwithstanding, publication of the results of a Noteholders’ meeting of a resolution regarding election of advisors as aforesaid shall be sufficient notice to the Company for about matter.

21.2	Any opinion and/or advice may be provided, sent or received by way of letter, telegram, facsimile, e-mail and/or any other electronic means for the transmission of information in writing, and the Trustee will not be responsible in respect of actions it took in reliance on advice and/or an opinion or information transferred in one of the forms mentioned above even if it contains errors and/or were not authentic, unless the Trustee acted in bad faith or with gross negligence (unless exempt by law), or malicious intent.

21.3	The Trustee shall have the authority to make decisions on behalf of the Noteholders with respect to any question or doubt which may arise in relation to any provision contained in this Deed, and any decision of the Trustee in such matter shall be binding on all the Noteholders, without derogating from any reservation the Company may have in connection with such matter or doubt.

22.	Trustee’s Authority to Engage Agents

The Trustee shall be entitled to appoint an agent, or agents, to act in its stead, whether an attorney or other person, in order to perform, or to participate in the performance of, special actions that are required to be carried out in connection with the trust created pursuant to this Deed, and without derogating from the generality of the foregoing, to initiate legal proceedings, provided that the Trustee provided the Company with advance written notice with respect to the appointment of such agent(s) (unless such advance notice shall prejudice the rights of the Noteholders, in which case the notice shall be provided retrospectively, as soon as practicable thereafter). The Trustee shall further be entitled to pay, at the Company’s expense, the reasonable, documented out-of-pocket fees of any such agent, and the Company shall, upon the Trustee’s first demand, promptly reimburse any such expense to the Trustee, provided that the Trustee gave the Company prior notice regarding the appointment of such agent, subject to the foregoing exception. The Company may object in writing, within seven (7) Business Days of the receipt of such notice, to the appointment of a particular agent on any reasonable grounds, if the agent is a competitor or has or is likely to have a conflict of interests, whether directly or indirectly, with the Company.

23.	Indemnification of the Trustee

23.1.	The Company and the Noteholders (as of a given record date, as provided in Section 23.5 below), each in respect of its obligations set forth in this Section 23, hereby undertake to indemnify the Trustee and each of its officers, employees, agents or advisors appointed on its behalf in accordance with the provisions of this Deed and/or a resolution duly adopted by the Noteholders at a Noteholders’ Meeting in accordance with the provisions of this Deed (hereinafter, all or any part of, together or separately: the “Indemnitees”), with respect to the following:

23.1.1	Any loss or liability in tort and/or any financial liability pursuant to a final and conclusive judgment (regarding which no stay of execution has been issued), arbitration award or settlement that has concluded (and so far as the settlement concerns the Company, the Company’s consent to the settlement has been granted) arising from actions performed by any Indemnitees, or actions they must perform by virtue of this Deed and/or by applicable law and/or by an order of a competent authority in connection with the Notes and/or at the request of the Noteholders and/or the Company; and

23.1.2	The remuneration of the Indemnitees and reimbursement for reasonable expenses incurred by them and/or which shall be incurred by them, including in the course of performing the trusteeship or in connection therewith, which in their opinion were necessary for the performance of the aforementioned actions and/or in connection with the use of powers and authorizations provided under this Deed, as well as in connection with any legal proceeding, obtainment of legal or other expert opinions, negotiations, arguments, bankruptcy proceedings, collection proceedings, debt arrangements, assessment of status of debt, appraisals, claims and demands relating to any matter and/or actions taken and/or omitted in any manner relating to the above.

The indemnification obligation provided under this Section 23 shall be subject to the following conditions:

23.1.3	The Indemnitees shall not demand advance indemnification in respect of an urgent matter (without derogating from their right to retroactive indemnification for such matter to the extent they have such right);

23.1.4	It shall not have been determined in a conclusive judicial decision that the Indemnitees have acted not in good faith, and/or that the action with respect to which the indemnification is required, was performed outside the scope of their duties, and/or not in accordance with applicable law and/or this Deed of Trust;

23.1.5	It shall not have been determined in a conclusive judicial decision, that the Indemnitees have acted with gross negligence not exempt by law as it may be from time to time; and

23.1.6	It shall not have been determined in a conclusive judicial decision that the Indemnitees have acted with malicious intent.

The indemnification obligations under this Section 23.1 shall be referred to as the “Indemnification Obligation”.

It is hereby agreed, that in any event it is determined in a conclusive judicial decision, that the Indemnitees are not entitled to indemnification, the Indemnitees with respect to which such determination was made shall reimburse the amounts of Indemnification Obligations, to the extent they were paid to them.

23.2.	Without derogating from the rights of the Indemnitees pursuant to the Indemnification Obligation, whenever the Trustee is obligated to take any action under the terms of this Deed of Trust, by applicable law, by an order issued by a competent authority or at the request of the Noteholders or the Company, including without limitation, the initiation of proceedings or the filing of claims at the request of the Noteholders, the Trustee may refrain from taking any action as aforesaid, until it receives to its satisfaction a monetary deposit to cover the Indemnification Obligation (the “Indemnification Fund”) in an amount required at first priority from the Company, and in the event that the Company does not deposit the entire amount of the Indemnification Fund by the date required by the Trustee, and after the Trustee took reasonable actions required of the Trustee to collect the monies from the Company, the Trustee shall contact the Noteholders holding Notes at the record date (as provided in Section 23.5 below) and request each such Holder to deposit its Pro Rata Portion (as defined below) of the amount of the Indemnification Fund with the Trustee.

23.3.	The Indemnification Obligation:

23.3.1	Shall apply to the Company in any event of (1) actions taken at the discretion of the Trustee and/or by applicable law and/or required to be taken under the terms of this Deed of Trust or in order to protect the rights of the Noteholders (including at the request of a Noteholder for such protection) and (2) actions taken and/or actions required to be taken at the request of the Company.

23.3.2	Shall apply to Noteholders who held Notes on the applicable record date (as provided in Section 23.5 below) in any event of (1) actions that were taken and/or required to be taken at the request of the Noteholders (excluding actions taken at the request of the Noteholders in order to protect the rights of the Noteholders); and (2) the Company’s failure to pay the Indemnification Obligation it was required to pay under sub-Section 23.3.1 above (subject to Section 23.7 below). For the avoidance of doubt, the payment in accordance with this sub-Section 23.3.2 shall not derogate from the duty of the Company to assume the Indemnification Obligation in accordance with Section 23.3.1 above.

23.4.	In any case in which (a) the Company fails to pay the amounts required to cover the Indemnification Obligation and/or fails to deposit the amount of the Indemnification Fund, as applicable, following a request made in accordance with Section 23.3 above, (b) the Indemnification Obligation applies to the Noteholders pursuant to sub-Section 23.3.2 above or (c) the Noteholders were called to deposit the amount of the Indemnification Fund pursuant to Section 23.3 above, the following provisions shall apply to the payment of the applicable amount:

23.4.1	First – such amount shall be funded out of the interest and/or the Principal payments that the Company pays to the Noteholders after the date of the required action, and the provisions of Section 12 above shall apply; and

23.4.2	Second – if the Trustee is of the opinion that the amounts deposited in the Indemnification Fund will not sufficiently satisfy the Indemnification Obligation, each Noteholder (as of the record date, as provided in Section 23.5 below) shall deposit its Pro Rata Portion of the shortfall with the Trustee. The amount deposited by each Noteholder shall bear annual interest at a rate equal to the annual interest rate of the Notes (as aforesaid in Schedule I to the Deed of Trust), and shall be paid with priority as set forth in Section 12 above.

“Pro Rata Portion” means the relative portion of the Notes held by a Noteholder on a given record date (as provided in Section 23.5 below), out of the total number of Notes outstanding on such date. For the avoidance of doubt, the calculation of the Pro Rata Portion of any Noteholder shall remain unchanged even if, after such record date, a change shall occur in the number of Notes held by such Noteholder.

23.5.	For the avoidance of doubt it is hereby clarified, that Noteholders that shall bear responsibility to cover expenses as aforesaid in this Section above, may bear expenses as aforesaid in this Section above beyond their Pro Rata Portion, in which case the reimbursement of such funds shall be in accordance with the order of priority set forth in Section 12 above. The record date for determining the Noteholders’ Indemnification Obligation and/or for the Noteholders’ liability of payment of the Indemnification Fund shall be as follows:

23.5.1	In any case where the Indemnification Obligation or payment of the Indemnification Fund is required due to an urgent action which is necessary in order to prevent material adverse harm to the rights of the Noteholders, without a prior resolution adopted at a Noteholders’ Meeting – the record date shall be the end of the Trading Day on which the action has been taken (and if such day is not a Trading Day, the preceding Trading Day).

23.5.2	In any case where the Indemnification Obligation or payment of the Indemnification Fund is required pursuant to a resolution adopted at a Noteholders’ Meeting – the record date for the Indemnification Obligation shall be the record date for participation at such Noteholders’ Meeting (as such date shall be set forth in the notice convening the Noteholders’ Meeting) and such date shall apply to all the Noteholders, including those who were not present or did not participate in the Noteholders’ Meeting.

23.5.3	In any other case or in the event of any disagreement with respect to the record date – the record date shall be determined by the Trustee at its sole discretion.

23.6.	For the avoidance of doubt, the Trustee’s receipt from Noteholders of payments paid in connection with the Indemnification Obligation pursuant to sub-Section 23.3.2(2), shall not derogate from the Company’s liability to make such payments, and the Trustee will use its best efforts to obtain such amounts from the Company in accordance with this Section 23.

23.7.	For the purposes of repayment priority to the Holders who bore the payments under this Section out of the proceeds in possession of the Trustee, see Section 12 of the Deed.

24.	Notices

24.1	Any notice on behalf of the Company and/or the Trustee to the Noteholders, shall be provided by way of a Publication on the MAGNA website of the Israel Securities Authority. The Trustee may instruct the Company and the Company will be required to Publish on the MAGNA system within two (2) Trading Days on behalf of the Trustee any report in the language as provided in writing by the Trustee.

24.2	Any notice or demand on behalf of the Trustee to the Company or on behalf of the Company to the Trustee may be provided by way of registered mail to the address set forth in this Deed of Trust, or to another address of which one party has notified the other in writing, or by way of e-mail, facsimile transmission or courier, and any such notice or demand will be deemed to have been received by the addressee as follows:

24.2.1.	If by registered mail – upon the lapse of three (3) Business Days of the date in which the addressee was invited to collect the mail according to the post office registries.

24.2.2.	If by facsimile transmission (followed by telephone receipt confirmation) – upon the lapse of one (1) Business Day of transmission.

24.2.3.	If by courier – upon delivery by the courier to the addressee or upon presenting to the addressee for receipt.

24.2.4.	If by e-mail – upon receipt of telephone or written confirmation whereby the message was received by the recipient.

24.3.	Copies of notices and invitations provided on behalf of the Company and/or the Trustee to the Noteholders shall be sent by the Company to the Trustee, and by the Trustee to the Company, as the case may be.

25.	Waiver and Compromise

25.1	The Trustee may from time to time, if convinced that such action does not prejudice the Noteholders, waive any breach or non-fulfillment by the Company of any of the terms of this Deed of Trust, provided that such action does not relate to changes in payment terms of the Notes (including payment dates, interest rates and linkage terms), grounds for acceleration, negative pledge, restrictions on expansion of the series, the Financial Covenants, the Single Borrower Limitation, the Single Industry Limitation, interest adjustment mechanisms, change in the identity of the Trustee or its remuneration, replacement of a trustee whose term of office has ended and reports that the Company is required to furnish to the Trustee.

25.2	The Trustee and the Company may, either before or after the payment of the outstanding Principal has been accelerated, amend this Deed of Trust, enter into a compromise in connection with any rights or claims of the Noteholders, and agree to any arrangement in connection with the rights of the Noteholders, including the waiver of any right or claim of the Noteholders against the Company in accordance with this Deed of Trust, if one of the following conditions is met:

25.2.1	The Trustee is of the opinion that the proposed change does not prejudice the Noteholders, provided that such amendment does not pertain to the payment terms under the terms of the Notes (including payment dates, interest rates and linkage terms), grounds for acceleration, negative pledge, restrictions on expansion of the series, the Financial Covenants, the Single Borrower Limitation, the Single Industry Limitation, interest adjustment mechanisms, change in the identity of the Trustee or its remuneration, replacement of a trustee whose term of office has ended and reports that the Company is required to furnish to the Trustee; or

25.2.2	The proposed amendment is approved by the Noteholders in a meeting, in which there were present holders of at least fifty percent (50%) of the remaining principal of the Notes, by a majority of two-thirds of all of the holders participating in the vote, or by such majority at an adjourned meeting in which there were present holders of at least twenty percent (20%) of the remaining principal of the Notes.

25.3	Where the Trustee has compromised with the Company after having received the prior approval of the Noteholders at a Noteholders’ Meeting in accordance with the foregoing, the Trustee shall be released from any liability in respect of such act.

25.4	The Trustee shall be entitled to demand that the Noteholders deliver the Note Certificates to it or to the Company in each case of exercise of the Trustee’s rights pursuant to this Section 25, for purposes of recording a notation therein with regard to any compromise, waiver, or amendment as aforesaid, and at the Trustee’s request, the Company shall record such notation.

25.5	The Trustee shall notify the Noteholders in each case of exercise of the Trustee’s rights pursuant to this Section 25 within a reasonable period of time thereafter, except that in case of exercise of the Trustee’s right pursuant to sub-Section 25.2.1, the Trustee shall notify the Noteholders within a reasonable period of time prior thereto.

26.	Register of Noteholders

26.1.	The Company shall keep and maintain a Register of Noteholders at its registered office, in accordance with the provisions of the Securities Law.

The Register shall also record all transfers of registered ownership of Notes in accordance with the provisions of this Deed of Trust. The Trustee and any Noteholder may, at any reasonable time, inspect the Register. The Company is entitled to close the Register from time to time for a period or for periods of time that shall not exceed thirty (30) cumulative days per year.

26.2.	The Company shall not be required to record in the Register any notice in regard to a trust, pledge or charge of any sort or any right in equity, claim or set-off or any other right in connection with the Notes. The Company shall only recognize the ownership of a person in whose name the Notes have been registered, provided that the lawful heirs, executors or administrators of the registered Noteholder and any person who may be entitled to the Notes as a consequence of the winding-up of the holder thereof, shall be entitled to be registered as holders thereof after providing evidence which in the Company’s opinion shall suffice to prove their right to be registered as the holders thereof.

26.3.	The Company undertakes to provide a copy of the Register to the Trustee, promptly after the issuance of the Notes. The Company undertakes to notify the Trustee of any change or update made in the Register.

27.	Replacement of the Trustee

27.1	The Trustee’s term of office, including the termination thereof and the appointment and the termination of any new trustee, shall be governed by the provisions of the Securities Law, pursuant to which each of the Trustee and any successor thereof shall be entitled to resign from its position as trustee, subject to approval of the court, effective as of the date set forth in such approval.

27.2	A court may dismiss a trustee if the trustee has not performed its function properly or if a court finds another reason for its dismissal.

27.3	The holders of five percent (5%) of the outstanding Principal of the Notes and/or the Company may convene a Noteholders’ Meeting to resolve on the termination of office of the the Trustee. The Office of the Trustee may be terminated at a meeting convened as aforesaid, by a resolution to be adopted by the majority of the holders present, whether at the meeting or at an adjourned meeting. A Quorum in such meeting will be achieved by the presence of Noteholders representing at least fifty percent (50%) of the outstanding Notes in circulation or, if in an adjourned meeting, by the presence of Noteholders representing at least ten percent (10%) of such outstanding Notes.

27.4	Where the term of office of a trustee has expired pursuant to Section 35B(a) of the Securities Law or this Section 27, a court may appoint another trustee for such period and on such terms as it sees fit.

27.5	A trustee whose term has expired shall continue to serve in such capacity until its successor has been appointed. The successor trustee shall be appointed at a Noteholders’ Meeting convened by the outgoing trustee or by Noteholders, in accordance with sub-Section 27.3 above.

27.6	Any successor trustee shall have the same powers, authorities and other permissions as the outgoing Trustee and may act as though it were appointed as trustee from the outset.

28.	Reporting to the Trustee and to the Noteholders

So long as any Notes are outstanding, the Company shall prepare and deliver to the Trustee the following reports and notices:

28.1	Audited annual Financial Statements, promptly upon Publication thereof, in accordance with the dates required of the Company, under any law, even if the Company is not a reporting corporation.

28.2	Reviewed quarterly Financial Statements, promptly upon Publication thereof, in accordance with the dates required of the Company, under any law, even if the Company is not a reporting corporation.

28.3	Notices regarding the purchase of Notes by the Company or by a company under its control, or in the event the Company becomes aware of the purchase thereof by any other Affiliated Holder, as set forth in Section 5 above, as well as copies of notices to the public which the Company is required to provide according to applicable law, and of any other notices and/or invitations to Noteholders’ Meetings the Company may provide to the Noteholders in its name or on behalf of the Trustee.

28.4	In the event the Company ceases to be a Reporting Company, any report required from a company that is not a Reporting Company in accordance with the Codex of Regulation, including those provisions with respect to investments by institutional investors in non-government Notes. Any such report will be executed by the CEO (or such person fulfilling this position even if his or her title is different) and the principal financial officer in the Company.

The issuance by the Company of documents as set forth in this Section 28 on the MAGNA website of the Israel Securities Authority shall be deemed a delivery of the documents required above to the Trustee (it being clarified, that the foregoing does not obligate the Company to file such documents on such system).

The Trustee shall be entitled, at its sole discretion, to forward to the Noteholders documents it shall receive as set forth above.

29.	Meetings of Noteholders

Noteholders’ Meetings shall be convened and held in accordance with the provisions set forth in the Schedule II to this Deed of Trust.

30.	Governing Law

All matters arising from or connected with this Deed shall be construed in accordance with and governed by the laws of the State of Israel, including, so long as the Notes are Listed, the provisions of the bylaws and guidelines of the Stock Exchange. Without derogating from the provisions of Section 1.7 above, with respect to any matter which is not addressed in this Deed and in any event of a conflict between the mandatory provisions of the applicable laws of the State of Israel and the provisions of this Deed, the parties shall act in accordance with the provisions of the mandatory laws of the State of Israel. The competent courts of Tel Aviv - Jaffa shall have exclusive jurisdiction to settle any dispute arising from or connected with this Deed and/or the Notes.

The Company shall not object to any motion brought on behalf of the Trustee and/or a Noteholder that was submitted to a court in Israel for the application of Israeli law in the context of a settlement, debt arrangement and/or bankruptcy, the Company shall not object to the application of Israeli law by a court in Israel in the context of a settlement, debt arrangement and/or bankruptcy involving the Company, and the Company shall not raise arguments against Israeli jurisdiction with respect to proceedings brought by the Trustee and/or the Noteholders as set forth above.

31.	Binding Version

This Deed of Trust has been translated, for the sake of convenience, into Hebrew and such translation has been certified by an Israeli notary. The Deed of Trust which was signed by the parties is in the English language. In the event of a conflict between the wording of the Deed of Trust in Hebrew and the wording of the Deed of Trust in English, the provisions of the Deed of Trust in English shall prevail.

32.	Addresses

The addresses of the parties are as appear in the preamble of this Deed, or any other address in respect of which appropriate written notice is provided to the other party.

In witness whereof the parties have hereunto signed:

Medley Capital Corporation	Mishmeret Trust Company Ltd.
I the undersigned, [______] Adv. hereby confirm that this Deed of Trust was signed by Richard T. Allorto Jr., and that his signature binds Medley Capital Corporation (the “Company”), in all respects.	I the undersigned, Adv. Shlomy Ilany hereby confirm that this Deed of Trust was signed by Rami Sebty and Rami Katzav, and that their signatures bind Mishmeret Trust Company Ltd. (the “Trustee”), in all respects.
_________________________ [ ], Adv.	________________ Shlomy Ilany, Adv.

Medley Capital Corporation

Schedule I

Form of Note Certificate

NIS _______, Series A Notes

The Principal of the Notes shall be repaid in four (4) equal annual installments, each at the rate of twenty five percent (25%) of the original principal of the Notes, which shall be payable on February 27 of each of the years 2021-2024 (inclusive).

The Principal of the Notes shall bear annual interest at a rate to be determined in the Public Tender, subject to adjustments as set forth in Section 7 of the Deed of Trust, which shall be payable semi-annually in arrears, on August 27, 2018, on February 27 and August 27 of each of the years 2019 through 2023 (inclusive) and on February 27, 2024 (each, an “Interest Payment Date”), for the six (6) month period commencing on the previous Interest Payment Date and ending on the day immediately preceding the relevant Interest Payment Date (the “Interest Period”), except for the initial Interest Payment Date, which shall be August 27, 2018 for the period commencing on the Date of Issuance and ending on the day immediately preceding the initial Interest Payment Date, calculated on the basis of a 365-day year and the actual number of days in such period.

Registered Holder of this Note: ______________ (the “Noteholder” or “Holder”)

Certificate Number: _________________

Par value of Notes subject to this Certificate: _________________________

Interest:             % per annum

This certificate witnesses that Medley Capital Corporation (the “Company”) shall pay to the Holder or to whomever is the registered holder of this Note the amount it has undertaken, all subject to the remaining provisions set forth in the Terms and Conditions Overleaf.

The final interest payment shall be paid on February 27, 2024, together with final payment of the Principal and against the surrender of the Note Certificates to the Company and/or any third party as instructed by the Company.

All of the Notes of this series are not secured by any collateral and will rank pari passu among them, without any single Note having preference over another.

This Note is being issued subject to the conditions recorded on the reverse side hereof and the terms and conditions set forth in the Deed of Trust between the Company and Mishmeret – Trust Company, Ltd. (the “Trustee”), dated [_______] (the “Deed of Trust”).

Signed by the Company on [________]

By:
Name:
Title:

TERMS AND CONDITIONS OVERLEAF

1.	General

1.1	In this Note, defined terms and expressions shall have the meanings prescribed to them in the Deed of Trust, unless a different intention is to be inferred from the context.

1.2	The provisions of the Deed of Trust relating to the Note Certificate (including the Terms and Conditions Overleaf) shall be deemed explicitly incorporated into the conditions hereunder.

1.3	The Note shall rank pari passu with other Notes of the same series, without any Note having preference over another.

1.4	In case of contradiction between the instructions of the Deed of Trust and the overleaf, the Deed of Trust shall prevail.

2.	Repayment of the Notes; Interest

2.1	Repayment of the Notes

The Principal of the Notes shall be repaid in four (4) equal annual installments, each for the sum of twenty five percent (25%) of the original principal of the Notes, which will be due on February 27 of each of the years 2021-2024 (inclusive).

2.2	Interest

Principal on the Notes shall bear fixed annual interest at a rate to be determined in the public tender relating to the Offering, subject to adjustments as set forth in Section 7 of the Deed of Trust. Such interest shall be payable semi-annually in arrears, on August 27, 2018, on February 27 and on August 27 of each of the years 2019 through 2023 (inclusive) and on February 27, 2024 (each, an “Interest Payment Date”), for the six (6) month period commencing on the previous Interest Payment Date and ending on the day immediately preceding the relevant Interest Payment Date, except for the initial Interest Payment Date which shall be August 27, 2018, for the period commencing on the Date of Issuance and ending on the day immediately preceding the initial Interest Payment Date, calculated on the basis of a 365-day year and the actual number of days in such period. The last interest payment shall be paid on February 27, 2024, together with the final repayment of the Principal and against the surrender of the Note Certificates to the Company and/or any third party as instructed by the Company.

3.	Payments of Principal and Interest

3.1.	Record date – Payments on account of the Principal and/or any interest thereon shall be paid to the relevant Noteholder on the following dates:

3.1.1.	Payments due on February 27 shall be made to persons holding Notes at the end of the Trading Day on February 15.

3.1.2.	Payments due on August 27 (excluding the last payment of Principal and interest) shall be made to persons holding Notes at the end of the Trading Day on August 15.

3.1.3.	The last payment of Principal and interest shall be made against the surrender of the Note Certificates to the Company, on the date of payment, at a location in Israel as the Company shall instruct the Trustee, no later than five (5) Business Days prior to the last date of payment.

In the event any date of payment on account of Principal and/or interest is not a Business Day, the date of payment shall be postponed to the following Business Day and no interest or other payment shall be due on account of such delay, and the record date for determining the eligibility for redemption or interest shall not be changed as a result of such postponement.

3.2	Repayment of the Principal (whether scheduled, accelerated or upon an early redemption) and interest payments on the outstanding balance of the Principal, shall be made to the Noteholders in NIS, collectively linked to the Payment Rate, as follows: (i) if the Payment Rate is higher than the Base Rate, then such payment in NIS shall be increased proportionally to the rate of increase of the Payment Rate compared with the Base Rate; (ii) if the Payment Rate is lower than the Base Rate, then such payment in NIS shall be reduced proportionately to the rate of decline of the Payment Rate compared with the Base Rate; and (iii) if the Payment Rate is equal to the Base Rate, then such payment shall be made in the amount of NIS as originally determined.

3.3	Payment to the a Registered Noteholder (‘Machzik Rashum’) will be made by check or wire transfer to the persons whose names are registered in the Register or who deliver the Note Certificates in accordance with sub-Section 3.1.3 above.

3.4	The Noteholder will inform the Company of its bank account details for crediting the payments in connection with the Notes, or of any change in the details thereof or in the Noteholder’s address, as applicable, by notice sent to the Company by registered mail to the Company. The Company will be obligated to act in accordance with the Noteholder’s notice with regard to a change as stated provided such notice was received after thirty (30) Business Days have elapsed after the notification of the holder reaches the Company. If a Noteholder who is entitled to payment as aforesaid fails to duly provide the Company with details pertaining to its bank account, then each payment on account of the Principal and/or interest shall be made by way of a check sent by registered mail to its last address recorded in the Register. The sending of a check to a registered Holder via registered mail in accordance with the foregoing shall be deemed, for all intents and purposes, as payment of the amount stated therein on the date of sending, unless it shall not have been cleared at the time of its lawful presentation for collection.

3.5	A Noteholder wishing to alter the payment instruction it had provided, may do so by providing notice sent by registered mail to the Company’s registered office, and the Company shall comply with such instructions only if they received at the Company’s registered office at least 30 days before the record date for a given payment. In the event such instructions are received after such day, the Company shall act in accordance with such instructions with respect to subsequent payments.

3.6	Tax shall be withheld at source from each payment made by the Company to the Noteholders as required according to applicable law, unless the said Noteholders have provided the Company with a valid withholding tax exemption, in a form satisfactory to the Company, from the applicable tax authority. The Company shall be entitled to rely on the information provided to it by the Nominee Company and which appears in the register maintained with the Clearing House for those Noteholders entitled to payment, including details of the scope of their holdings of the Notes and the interest to which they are entitled on any applicable Interest Payment Date.

3.7	Payment to an Unregistered Noteholder (‘Machzik lo-Rashum’) will be made through the Tel Aviv Stock-Exchange Clearing House.

3.8	Any payment of Principal and/or interest thereon that is paid later than seven (7) days from the applicable scheduled payment date pursuant to the terms of the Notes, for reasons within the Company’s control, shall bear additional interest for the period of delay, at an annual interest rate of three percent (4%), which shall be added to the interest borne by the Notes at such time. Once applied, the additional interest will be calculated from the scheduled payment date. The Company shall issue an immediate report in the Magna and/or Maya filling system no later than two (2) Business Days after such additional interest will apply on the Notes.

4.	Failure to Make Payment for Reason Beyond the Control of the Company

See Section 14 of the Deed of Trust.

5.	Register of Noteholders

See Section 26 of the Deed of Trust.

6.	Transfer and Split of Notes

The Notes are transferrable with respect to any par value amount, provided that it will be in whole New Israeli Shekels. Any transfer of Notes (excluding a transfer executed through trade on the Stock Exchange or a transfer between accounts of Noteholders held through a Stock Exchange member) will be effectuated by way of a deed of transfer in a standard form for transferring securities, duly signed by the registered Noteholder (or its lawful representative) and by the transferee (or its lawful representative), which shall be delivered to the Company at its registered office, together with the Note Certificate(s) transferred thereby and any other reasonable poof required by the Company in order to ascertain the transferor’s right to effectuate their transfer.

The transferring party shall provide the Company with reasonable evidence for the payment of any payment required under applicable law for a transfer.

In the event of a transfer of only part of the Principal amount stated in the Note Certificate, the Note Certificate should first be split into several Certificates, in the manner specified below.

After the fulfillment of all such conditions, the transfer will be registered in the Register and the transferee shall be bound by the terms specified in the Deed of Trust and the Note Certificate and will be deemed a “Noteholder” for purposes of the Note.

Each Note Certificate may be split into several new certificates and the total Principal amounts stated thereon shall be equal to the par value amount of Principal of the Note Certificate subject to such split, provided that the new certificates shall each have par value amounts in whole NIS. The split will be effectuated against the delivery of such Note Certificate to the Company at its registered office for the execution of the split. All expenses associated with splitting of Notes, including any stamp duty and other public fees, if any, shall apply to the person requesting the split.

7.	Early Redemption

See Section 9 of the Deed of Trust.

8.	Repurchase of Notes

See Section 5 of the Deed of Trust.

9.	Additional Issuances

See Section 2.9 of the Deed of Trust.

10.	Waiver and Compromise

See Section 25 of the Deed of Trust.

11.	Noteholders’ Meetings

Noteholders’ Meetings shall be convened and conducted in accordance with the provisions of Schedule II of the Deed of Trust.

12.	Receipts as Proof

See Section 15 of the Deed of Trust.

13.	Replacement of Note Certificates

Should this Note Certificate become worn, lost or destroyed, the Company may issue a new certificate in its stead, which shall be subject to the same terms and conditions thereof, provided that in the event the Note Certificate becomes worn, such worn Note Certificate shall be returned to the Company before the new certificate is issued. Any levies, taxes and other expenses associated with the issue of the new certificate shall be borne by the person requesting the said certificate.

14.	Acceleration

See Section 10 of the Deed of Trust.

15.	Notices

See Section 24 of the Deed of Trust.

Medley Capital Corporation

Schedule II

General Meetings of Noteholders

In any event that a different and/or supplementary mechanism for convening and/or holding of a Noteholders’ Meeting shall be prescribed under any applicable law, including pursuant to the bylaws and guidelines of the Stock Exchange, the provisions of this Schedule shall be automatically adjusted to the provisions of the law, to the extent the provisions of such law so mandate.

Without derogating from any other provision prescribed under applicable law or the Deed of Trust, the following provisions shall apply to Noteholders’ Meetings:

Calling of Noteholders’ Meetings

1.	The Trustee, if it deems it necessary, if necessitated under law or if requested by the Company, will convene a Noteholders’ Meeting at the expense of the Company. In the event that the Trustee convenes such a meeting, it will convene it by publishing an invitation in an immediate report in the Magna and/or Maya system. Such invitation will include notice of the place, date and time of the meeting, as well as the agenda of the matters to be discussed therein.

2.	The Trustee shall convene a Noteholders’ Meeting at the request of one or more Noteholders, holding at least five percent (5%) of the outstanding balance of the par value of the Notes. The agenda of such meeting will include the subject which was requested by such Noteholder and may include additional subjects at the discretion of the Trustee. The Trustee may demand reimbursement from the Noteholders requesting the meeting, for the reasonable expenses incurred by it in connection therewith. For the avoidance of doubt, the Trustee’s demand for reimbursement shall not prejudice the calling of a meeting convened for the purpose of taking an action intended for the prevention of a breach of the rights of the Noteholders. It is noted, that the Trustee’s demand for reimbursement will not constitute a condition for convening a Noteholders’ Meeting required in order to protect the Noteholders’ rights and will not derogate from the Company’s obligation the bear the costs of such meeting.

3.	The Trustee shall convene a Noteholders’ Meeting pursuant to Section 2 above on such date that is not earlier than seven (7) days and not later than twenty-one (21) days from the date of the Noteholders’ request, provided that the Trustee may convene a Noteholders’ Meeting on an earlier date if it believes that such is required for the protection of the Noteholders’ rights and subject to the provisions of Section 7 below. In such an event, the Trustee shall specify in the notice for convening such meeting its reasons for convening the Noteholders’ Meeting at such earlier date.

In the event the Trustee failed to convene a Noteholders’ Meeting upon the request of a Noteholder entitled to do so within the period prescribed for above, the Noteholder may convene a Noteholders’ Meeting, provided that the meeting shall take place on a date that is within fourteen (14) days from the end of the period in which the Trustee was required to convene such meeting, and the Trustee shall bear any expenses incurred by the Noteholder in connection with the convening thereof.

Notwithstanding the above, a Noteholders’ Meeting convened for only purpose of consultation and/or reporting, may be convened with a one day prior notice (or more). No Noteholders’ resolutions will be taken in such meeting (“Consultation Meeting”).

4.	Subject to the law, the Trustee is authorized to reschedule any Noteholders’ Meeting. In the event that a Noteholders’ Meeting was not held as set forth in Sections 2 and 3 above or as set forth in Section 35B(a1) of the Securities Law, a court shall be entitled, at the request of a Noteholder, to order the convening thereof. In the event the aforesaid court order is granted, the Trustee shall bear the reasonable expenses incurred by the requesting Noteholder in connection with the obtainment of such court order, in the amount determined by the court.

5.	A court may, at the request of a Noteholder, order the revocation of a resolution adopted at a Noteholders’ Meeting that was convened or conducted without complying with the terms prescribed therefor under applicable law or the Deed of Trust. In case the fault pertains to the notice regarding the place or time of convening the Noteholders’ Meeting, a Noteholder who appeared at such meeting, notwithstanding the fault, may not demand the revocation of the resolution.

6.	Each Noteholders’ Meeting shall take place at the Company’s registered office in Israel, or at such other address decided by the Company, provided that such address is in Israel.

Effective Date; Proof of Ownership

7.	The record date for ownership of Notes for determining the entitlement of the Noteholders to participate and vote at the Noteholders’ Meeting shall be the date prescribed in the notice of the Noteholders’ Meeting. The record date shall be determined by the Trustee subject to the law, which currently provides that such date shall be no less than three (3) Trading Days prior to the date of the convening of the Noteholders’ Meeting, and no more than fourteen (14) days prior to the date of such meeting.

8.	A Noteholder wishing to vote at a Noteholders’ Meeting is entitled to receive from the Stock Exchange member through which the Notes are held, a confirmation proving his ownership of the Notes. The Noteholder shall deliver to the Trustee at its registered office in Israel or through the ISA’s electronic voting system (or in any other way which will be specified in the invitation), by the date as determined by the caller of the Noteholder Meeting in the notice of such meeting, such a confirmation specifying the number of Notes held by the Noteholder as of the date specified in such confirmation, together with a proxy if such ownership confirmation does not list the name of the person participating at the meeting.

Meeting Chairperson

9.	The Trustee or a person appointed thereby shall serve as the chairman of the Noteholders’ Meeting.

Legal Quorum; Adjourned Meeting

10.	The Noteholders’ Meeting will commence after it has been proven that the legal quorum required for holding a discussion in respect of any of the issues on the agenda of the meeting is present. In the Noteholders’ Meeting, only resolutions which were included in the meeting’s agenda will be put to the vote, and with respect to which the legal quorum required for adoption thereof is present as further provided for below.

11.	The presence of Noteholders (one or more) without consideration of the amount of voting rights held by them will constitute a legal quorum in a Consultation Meeting. The presence of two or more Noteholders, present in person or by proxy within half an hour from the time prescribed for the beginning of a Noteholders’ Meeting, and holding or representing together at least twenty five percent (25%) of the voting rights conferred by the Notes, shall constitute a legal quorum at a Noteholder Meeting, except in regard to resolutions for which a different quorum is mandated by applicable law or by the Deed of Trust.

12.	If a legal quorum shall not be present within half an hour from the time prescribed for the beginning of a Noteholders’ Meeting, such meeting shall be adjourned to another date which shall be no earlier than two (2) Business Days after the date prescribed for the convening of the original meeting or, if the Trustee believes that the Noteholders’ Meeting is required for the protection of the Noteholders’ rights in the Notes, not earlier than one (1) Business Day after the date prescribed for the convening of the original meeting. In the event the Noteholders’ Meeting was adjourned, the Trustee shall specify the reasons therefor in the notice announcing the new time and place of the adjourned Noteholders’ Meeting.

13.	In the event that a legal quorum shall not be present at an adjourned Noteholders’ Meeting within half an hour from the time prescribed for the beginning thereof, such meeting shall be held with any number of participants, unless otherwise provided by applicable law or the Deed of Trust. Notwithstanding the foregoing, if the Noteholders’ Meeting was convened at the request of Noteholders as set forth in Section 2 above, the adjourned Noteholders’ Meeting may be held only if at least such number of Noteholders as required thereunder for the convening of a Noteholders’ Meeting are present.

14.	The presence of two or more Noteholders, present in person or by proxy within half an hour from the time prescribed for the beginning of a Noteholders’ Meeting, and holding or representing together at least fifty percent (50%) of the outstanding balance of the par value of the Notes, shall constitute a legal quorum at any Noteholders’ Meeting on the agenda of which is a proposal to approve a Special Resolution. If, within half an hour of the time from the time prescribed for the beginning of such meeting, a legal quorum shall not be present, such meeting shall be adjourned and the provisions of Section 12 above shall apply, mutatis mutandis. At a Noteholders’ Meeting on the agenda of which is a proposal to approve a Special Resolution which was adjourned, the presence of at least two Noteholders or more, present in person or by proxy in the meeting and holding or representing together at least twenty percent (20%) of the outstanding balance of the par value of the Notes, shall constitute a legal quorum.

15.	An Affiliated Holder shall not be counted for purposes of determining the presence of a legal quorum required to open a Noteholders’ Meeting (including any adjourned meeting) and will not entitled to exercise the voting rights embodied by the Notes held by it. The Notes of whomever the Trustee has determined, according to the provisions of this Schedule and/or any other applicable law, to be a Holder of Conflicting Interest (as defined below), shall be counted for the purpose of determining the presence of a legal quorum (including in an adjourned meeting) but its vote will not be counted.

Notwithstanding the above, in the event that disqualifying votes due to a Conflicting Interest will result in a participation rate of less than five percent (5%) of the total principal of the Notes outstanding, the Trustee will include in the voting also the votes of the Noteholders with Conflicting Interests.

“Conflicting Interest” – Each of the following: (1) the Noteholder has material interest, other than as a Noteholder, in the Company or its business or in the Company’s controlling shareholder or in the outcome of the specific resolution; or (2) the Noteholder is part of a group which was defined as having a conflicting interest in the voting card or in the meeting invitation; or (3) a Noteholder which did not properly and fully filled conflict of interest declaration in the voting card; or (4) the Noteholder is considered to have a conflicting interest according to law, ISA’s decisions, or court judgments (including when applying a general test specified by them).

In order to examine and decide which circumstances constitute a Conflicting Interest, the Trustee may rely on a legal opinion. The cost of such opinion will be subject to the instructions of this Deed of Trust.

Continued Meeting

16.	The majority of Noteholders at a Noteholders’ Meeting in which a legal quorum is present, or the Trustee, may resolve to postpone the continuation of a Noteholders’ Meeting, including any discussion or adoption of a resolution in respect of a matter specified in the agenda of such meeting, to another date and place to be determined (a “Continued Meeting”). At a Continued Meeting, only such matter which was on the agenda of the original Noteholders’ Meeting and in respect of which a resolution was not previously adopted shall be addressed. In the event that the Noteholders’ Meeting was adjourned without amending its agenda, notification regarding the date of the new meeting shall be provided as soon as possible, but in any event no later than twelve (12) hours prior to the convening of the new Noteholders’ Meeting. Notice of such a meeting shall be issued in accordance with Section 31 below.

Vote; Required majority

17.	Any Noteholder who is present, in person or by proxy, at a Noteholders’ Meeting, is entitled to one vote for every NIS 1 par value of the Principal of the Notes held by such Noteholder, subject to the provisions of the Deed of Trust. The Trustee shall participate at Noteholders’ Meetings, but without any voting right.

18.	In the event Notes are jointly held by two or more Noteholders, only the vote of the Noteholder listed first from among them in the Register for same series of Notes, and seeking to vote either in person or by proxy, will be counted.

19.	A resolution at a Noteholders’ Meeting will be decided based on a count of votes.

20.	Resolutions shall be adopted at Noteholders’ Meetings by a simple majority of all of the participating votes, excluding abstentions, unless a different majority is prescribed under applicable law or the Deed of Trust or if the Trustee determined, pursuant to the authority granted to it under the Deed of Trust, that a resolution shall be adopted by a majority which is not a simple majority. The adoption of a Special Resolution at a Noteholders’ Meeting shall require a majority of at least two thirds (2/3) of all of the participating votes, excluding abstentions.

21.	The chairperson’s announcement of the adoption or rejection of a resolution and the entry thereof into the book of minutes, will serve as prima facie evidence of its adoption or rejection as aforesaid.

22.	A Noteholder may vote in Noteholders’ Meetings by himself or via proxy and also by way of a voting card in which he shall state the manner of his vote, as specified in Section 28 below. A proxy appointment letter shall be made in writing and signed by the appointer or by his representative who has been authorized in writing to do so. If the appointer is a corporation, the appointment shall be made in writing, signed by the corporate stamp together with the signature of a corporate official or an attorney representing the corporation who is authorized to do so. The proxy appointment letter may be drawn-up in any standard form. A proxy does not have to be a Noteholder.

23.	A proxy appointment letter and a power of attorney pursuant to which the appointment form was signed, or a certified copy of such power of attorney, shall be delivered to the Trustee’s registered office in Israel (or as will be instructed in the invitation) by a date as shall be determined by the person calling the Noteholders’ Meeting and set forth in the notice of the meeting, unless otherwise determined by the Trustee. The proxy appointment letter will be valid for any adjourned meeting of a meeting referred to in the proxy appointment letter, unless provided otherwise therein.

24.	A vote cast in accordance with the provisions set forth in the proxy appointment letter shall be valid even if prior thereto, the appointer shall have deceased or been declared legally incompetent or the proxy appointment letter shall have been revoked or the Notes with respect to which the vote was granted shall have been transferred.

25.	A Noteholder or his proxy may cast a portion of his votes in favor of a certain proposal, and a portion against, and abstain in respect of others, all as he deems fit.

26.	A Noteholder shall refrain from abusing his voting power at any Noteholders’ Meeting.

Minutes

27.	The Trustee will record minutes of the Noteholders’ Meetings and shall keep a copy of such at its registered office for a period of seven (7) years following the date of such meeting. Minutes executed by the chairperson of the meeting shall serve as prima facie evidence of the contents recorded therein. The Trustee shall maintain at its registered office a register containing the minutes recorded at Noteholders’ Meetings which shall be open for the inspection of the Noteholders and a copy thereof shall be sent to any Noteholder at its request.

Voting Card

28.	Noteholders may vote at Noteholders’ Meetings by way of voting cards. A voting card shall be published by the Trustee in the Magna or Maya system and will specify the deadline for voting. A Noteholder may state the manner of his vote in the voting card and send it to the Trustee. Subject to applicable law, each Noteholder is entitled to receive a voting card from the Stock Exchange member through which its Notes are held. Voting by way of a voting card, shall be subject to the following conditions (i) the voting card shall be delivered to the place, at the dates and to the person, as shall be set forth in the notice of the Noteholders’ Meetings and/or in the voting card, and (ii) the voting card shall be filled-in, duly signed and accompanied by all of the required documents attached thereto. A voting card received by the Trustee in respect of a certain matter which was not voted on at a Noteholders’ Meeting shall be considered as abstaining from the vote at such meeting in respect of a resolution to hold a Continued Meeting according to the provisions of Section 16 above, and shall be counted at the adjourned Noteholders’ Meeting to be held pursuant to the provisions of Sections 13 or 16 above. A voting card which was submitted without the relevant documents or which was not properly completed or signed, will be disqualified from the voting.

29.	The Trustee may, at its discretion and subject to any applicable law, hold meetings in which votes shall be held by way of voting cards without convening the Noteholders, provided that the votes shall be held in respect of matters deliberated at Noteholders’ Meetings.

Presence

30.	A person or persons appointed by the Trustee may be present but shall not be entitled to vote at Noteholders’ Meetings. At Noteholders’ Meetings called by the Trustee, the Company’s representatives and any other person or persons permitted by the Trustee, may be present, with no voting right. In the event that, at the Trustee’s discretion, part of a Noteholders’ Meeting calls for a discussion in the absence of a certain person, including the Company’s representatives, such person shall not participate in such part of the discussion. A duly completed and signed voting card submitted to the Trustee before the meeting opened, enclosing all relevant documents would be counted for establishing a legal quorum of a Noteholders Meeting.

Meeting Notice; Agenda

31.	Notice of Noteholders’ Meetings shall be Published and delivered to the Company in accordance with applicable law and in accordance with the provisions of Section 24 of the Deed of Trust, and shall include the agenda, the proposed resolutions and the arrangements pertaining to written votes.

32.	The Trustee shall determine the agenda for a Noteholders’ Meeting and shall include thereon the matters in respect of which the convening of the Noteholders’ Meeting was required in accordance with Section 2 above and any issue requested by a Noteholder as specified in Section 33 below. The Noteholders at a Noteholders’ Meeting shall only adopt resolutions in respect of matters specified on the agenda. Notwithstanding the foregoing, the Noteholders at a Noteholders’ Meeting may adopt resolutions that differ in wording from the resolutions on the agenda, according to the provisions of applicable law.

33.	One Noteholder or more, holding at least five percent (5%) of the outstanding balance of the par value of a series of Notes, may request that the Trustee include a given matter on the agenda of a Noteholders’ Meeting that shall be convened in the future, provided that such matter is appropriate for discussion at such meeting, subject to applicable law.

Additional Provisions

34.	Nothing stated in Sections 2, 32 and 33 above shall derogate from the Trustee’s authority to convene a Noteholders’ Meeting, if it deems such necessary to consult with the Noteholders. The notice of such a Noteholders’ Meeting need not specify the matters on its agenda, and the date of such meeting shall be at least one day after the date of the notice. No vote shall be held and no resolutions shall be adopted at such meeting and the provisions of the Securities Law shall apply thereto, other than the provisions specified in Section 35(12)26 of the Securities Law.

35.	Where it is not practicable to convene a Noteholders’ Meeting or to hold such in the manner prescribed by the Deed of Trust or by the Securities Law, a court may, at the request of the Company, a Noteholder entitled to vote at a Noteholders’ Meeting or the Trustee, order that a Noteholders’ Meeting be convened and held in a manner determined by the court, and the court shall be entitled to render additional instructions for such purpose to the extent deemed fit thereby.

36.	No resolution duly adopted at a Noteholders’ Meeting convened in accordance with this Schedule shall be revoked, even if due to an error, notice thereof was not provided to all Noteholders, or if such notice was not received by all of the Noteholders, provided that notice of such meeting (or the adjourned meeting, as applicable) was Published on the MAGNA website of the Israel Securities Authority.

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Medley Capital Corporation

Schedule III

Emergency Committee of Noteholders

With respect to the Notes, if an Emergency Committee of the Noteholders is appointed, the Company undertakes that the Emergency Committee shall be appointed to act in accordance with the relevant provisions of the Codex, its amendments and updates from time to time, and in addition the Company undertakes to act in cooperation with the Emergency Committee and with the Trustee as necessary to allow them to conduct the investigations required by them and the formalization of the decisions of the Emergency Committee, and to provide the Emergency Committee with any data and documents required to it regarding the Company.

1.	Appointment; term of tenure

1.1	The Trustee shall be entitled, or at the Company’s written request – shall be obliged, to appoint and convene an emergency committee from among the Noteholders, as set forth below (the “Emergency Committee”).

1.2	The Trustee shall appoint to the Emergency Committee the three (3) Noteholders, which, based on information provided by the Company, hold the highest par value of outstanding Notes among all the Noteholders and which affirm that all of the following conditions are met with respect to them (the “Members of the Emergency Committee”). In the event that any of them are not able to serve as Members of the Emergency Committee as aforementioned, the Trustee shall appoint, in its stead, the Noteholder holding the next highest par value of outstanding Notes and with respect to which all of the conditions specified hereunder are met. And these are the conditions:

1.2.1	The Noteholder is not in a material conflict of interest due to the existence of any additional material matter that conflicts with the matter deriving from his service on the Emergency Committee and his holding the Notes. For avoidance of doubt, a Holder who is an Affiliated Party of the Company shall be deemed to have a material conflict of interest as aforementioned and shall not serve on the Emergency Committee. “Affiliated Party”, for this purpose means: (a) an entity controlled by the Company; (b) the controlling shareholder of the Company, a member of his family or an entity controlled by any of them (as these terms are defined in the Securities Law); and

1.2.2	In the course of the same calendar year, the Noteholder does not serve on similar committees in respect of other Notes with an aggregate value exceeding the percentage of the asset portfolio managed by him, that was determined as the maximum percentage permitting service on an emergency committee under the directives of the Commissioner of the Anti-Trust Authority (“the Commissioner”) which apply to the establishment of emergency committees.

1.3	In the event that during the service of the Emergency Committee, one of the conditions set forth in sub-Sections 1.2.1 to 1.2.2 above shall have ceased to hold true to any of its members, the office of such member shall expire and it shall notify the Trustee thereby, and the Trustee shall appoint another member in his stead from among the Noteholders as aforementioned in Section 1.2 above.

1.4	Before appointing the Members of the Emergency Committee, the Trustee shall receive from the candidates for service as Members of the Emergency Committee, a declaration regarding the existence or absence of material conflicts of interest as set forth in sub-Section 1.2.1 above, and regarding service on additional emergency committees as set forth in sub-Section 1.2.2 above. In addition, the Trustee shall be entitled to demand such declaration from Members of the Emergency Committee at any time during the service of the Emergency Committee. A Holder that fails to provide such declaration shall be deemed to have a material conflict of interest or to be prohibited from serving by virtue of the directives of the Commissioner as set forth above, as applicable. With respect to the declarations regarding conflict of interests, the Trustee shall examine the existence of the conflicted interests, and if necessary decide if the conflict of interests disqualifies such Holder from serving in the Emergency Committee. It is hereby clarified that the Trustee shall rely on such declarations and shall not be obliged to conduct an additional examination or independent investigation. Subject to applicable law, the determination of the Trustee in these matters shall be final.

1.5	Immediately after the appointment of the Emergency Committee, the Trustee shall notify the Company of such appointment, while specifying the names of the representatives serving on it.

1.6	The term of office of the Emergency Committee shall end on the date on which the Company shall publish the decisions of the Emergency Committee regarding the grant of an extension to the Company for the purpose of its compliance with the terms of the Deed of Trust as detailed in Section 1.7 hereinafter. The Company shall publish publicly all of the information delivered to the Emergency Committee at the time of termination of service of the Emergency Committee.

1.7	The Company shall publish an immediate report immediately after the appointment of the Emergency Committee, on the appointment of the Emergency Committee, the identity of its Members and its powers. In addition, the Company shall publish an immediate report regarding such decisions of the Emergency Committee.

2.	Authority

2.1	The Emergency Committee shall have authority to grant a one-time extension to the Company of the dates by which the Company must comply with any of the Financial Covenants set forth in Sections 6.1 and 6.2 of the Deed of Trust, until the earlier of (i) a period of additional ninety (90) days; or (ii) the date of the Publication of the Company’s next consolidated, audited or reviewed (as the case may be) Financial Statements which the Company must publish until such date. It is clarified that the period of time until the appointment of the Emergency Committee shall be taken into account in the framework of such extension, and it shall not constitute grounds for the grant of any additional extension to the Company beyond that set forth above. It is additionally clarified, that the operation of the Emergency Committee and cooperation between its Members shall be limited to the discussion of the grant of such extension, and no other information which does not concern the grant of such extension shall be transferred among the Members of the Emergency Committee.

2.2	In the event that no Emergency Committee is appointed according to the provisions of this Schedule, or if the Emergency Committee decides not to grant the Company an extension as set forth in Section 2.1 above, the Trustee shall be obliged to convene a Noteholders’ Meeting which shall be held 21 days following the date of the notice of the meeting. The Trustee shall be entitled, at its discretion, to shorten the number of days stated above in the event described in the provisions of Section 10.2 of the Deed of Trust.

3.	Company Undertakings with regard to the Emergency Committee

3.1	The Company undertakes to provide the Trustee with all of the information in its possession or in its ability to obtain regarding the identity of the Noteholders and the scope of their holdings. In addition, the Trustee shall act to receive such information in accordance with powers granted to it according to the law.

3.2	In addition, the Company undertakes to act in full cooperation with the Emergency Committee and with the Trustee as necessary to allow them to conduct the investigations required thereby and formalization of decision of the Emergency Committee, and to provide the Emergency Committee with any data and documents required by them regarding the Company, subject to the restrictions of the law. Without derogating from the generality of the foregoing, the Company shall provide the Emergency Committee with the information relevant to arrive at a conclusion, and shall not include any misleading or incomplete information.

3.3	The Company shall bear all of the expenses of the Emergency Committee, including expenses with respect to the engagement of advisors and experts by, or on behalf of, the Emergency Committee.

3.4	The appointment of the Emergency Committee or its operation shall not harm any of the powers imbued to the Trustee according to the law and the Deed of Trust and they will not limit the Trustee in its actions according to the law and the Deed of Trust.

4.	Liability

4.1	The Emergency Committee shall act on and decide the matters at hand, at its absolute discretion and shall not be liable, nor shall any of its members or their officers, employees or advisors be liable, and the Company and the Noteholders hereby hold them harmless, with respect to any claims, demands and lawsuits advanced against them due to their use of or failure to use the powers, authorities or discretion conferred upon them pursuant to this Deed of Trust and in connection therewith or for any other action carried out thereunder, unless they acted maliciously and/or without good faith.

4.2	The indemnity provisions set forth in Section 23 of the Deed of Trust shall apply to the actions of the Members of the Emergency Committee and any person acting on their behalf as if they were the Trustee.

4.3	Nothing stated shall derogate from the powers of the Trustee to convene a general meeting of the Noteholders and to put on its agenda any matter it deems fit in the circumstances, including the matter of acceleration of payment of the Notes and/or realization of collateral. If such general meeting had been convened and any resolutions were received by it, the resolutions of the general meeting shall override decisions of the Emergency Committee.

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